UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CORAUTUS GENETICS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

75 Fifth Street, NW Suite 313 Atlanta, GA 30308    Phone: 404.526.6200      Fax: 404.526.6218      www.corautus.com

April 7, 2004

Dear Stockholder:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Corautus Genetics Inc. to be held at the Technology Square-Research Building, 85 Fifth Street, NW, Room 132, Atlanta, Georgia 30308 (404-894-1400), on Friday, May 7, 2004, at 9:00 a.m., local time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we also will briefly report on the operations of Corautus during the past year and our plans for the future. Directors and officers of Corautus, as well as representatives from our independent accountants, Ernst & Young LLP, will be present to respond to appropriate questions from stockholders.

Please mark, date, sign and return your proxy card in the enclosed envelope at your earliest convenience. This will assure that your shares will be represented and voted at the meeting, even if you do not attend.

Sincerely,

Richard E. Otto President, Chief Executive Officer and Director

CORAUTUS GENETICS INC.

75 Fifth Street, NW

Suite 313

Atlanta, Georgia 30308

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 7, 2004

NOTICE HEREBY IS GIVEN that the 2004 Annual Meeting of Stockholders of Corautus Genetics Inc. (“Corautus”) will be held at the Technology Square-Research Building, 85 Fifth Street, NW, Room 132, Atlanta, Georgia 30308, on Friday, May 7, 2004, at 9:00 a.m., local time, for the purposes of considering and voting upon:

1.	A proposal to elect nine directors to serve until the 2005 Annual Meeting of Stockholders;

2.	A proposal to amend and restate our 2002 Stock Plan, which will increase the maximum number of shares of common stock reserved for issuance thereunder, increase the number of shares of common stock added to the maximum number reserved for issuance each year, increase the annual grant limits and add provisions to permit grants of performance-based compensation;

3.	A proposal to approve the sale and issuance, in one or more private placements, to certain investors on or before December 31, 2004, of up to 5,000,000 shares of our common stock at a purchase price to be determined at the time of the private placement, but in no event at a price more than 30% below the then current market value of our common stock and warrants to purchase up to an additional 2,500,000 shares of our common stock at an exercise price per share of no less than 110% of the then current market price of our common stock;

4.	A proposal to ratify the appointment of Ernst & Young LLP as independent accountants of Corautus for the fiscal year ending December 31, 2004; and

5.	Such other business as properly may come before the Annual Meeting or any adjournments thereof.

The board of directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting. Information relating to the above matters is set forth in the attached Proxy Statement. Stockholders of record at the close of business on March 26, 2004 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors.

Richard E. Otto President, Chief Executive Officer and Director

Atlanta, Georgia

April 7, 2004

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

CORAUTUS GENETICS INC.

75 Fifth Street, NW

Suite 313

Atlanta, Georgia 30308

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 7, 2004

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

We are furnishing this proxy statement to our stockholders in connection with the solicitation of proxies by our board of directors to be voted at the 2004 Annual Meeting of Stockholders and at any adjournments thereof. The Annual Meeting will be held at the Technology Square-Research Building, 85 Fifth Street, NW, Room 132, Atlanta, Georgia 30308, on Friday, May 7, 2004, at 9:00 a.m., local time. When used in this proxy statement, the terms “we,” “us,” “our” and “Corautus” refer to Corautus Genetics Inc.

The Securities and Exchange Commission rules require us to provide our Annual Report to stockholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (not including documents incorporated by reference), are available to any stockholder without charge upon written request to Corautus Genetics Inc. to the attention of Jack W. Callicutt, Vice President, Finance and Administration, 75 Fifth Street, NW, Suite 313, Atlanta, Georgia 30308. You may also obtain our Annual Report on Form 10-K over the Internet at the SEC’s website, www.sec.gov, or at our website, www.corautus.com.

The approximate date on which this proxy statement and form of proxy card are first being sent or given to stockholders is April 7, 2004.

INTRODUCTION

Merger Between Genstar Therapeutics Corporation and Vascular Genetics Inc.

On February 5, 2003, GenStar Therapeutics Corporation (formerly known as UroGen Corporation) completed a merger with Vascular Genetics Inc. and concurrently changed its name to Corautus Genetics Inc. Corautus’ common stock is listed on the American Stock Exchange and trades under the symbol “CAQ.” The focus of the combined entity is the clinical development of gene therapy products using a vascular growth factor gene known as “VEGF-2” for the treatment of severe cardiovascular and vascular disease.

The shares of our common stock and options and warrants to purchase our common stock issued to the Vascular Genetics stockholders in connection with the merger represented approximately 50% of our outstanding common stock immediately after the merger, assuming exercise of all outstanding options and warrants to purchase common stock and the conversion of all preferred stock, but excluding the conversion of our Series C Preferred Stock. Because our Series C Preferred Stock is convertible into common stock based on the fair value of our common stock at the date the Series C Preferred Stock becomes convertible, which has not yet occurred and is not likely to occur in the near future, and the merger was structured as a merger of equals, the total shares issued to Vascular Genetics stockholders included an additional 71,429 shares in lieu of shares attributable to the conversion of the Series C Preferred Stock.

Reverse Stock Split for Our Common Stock

On March 10, 2003, we completed a reverse stock split for our common stock pursuant to which each seven shares of common stock were converted into one share of common stock. No fractional shares were issued as a result of the reverse stock split. However, record holders of our common stock at the effective time of the reverse stock split received cash in lieu of fractional shares. The share and per share amounts for our common stock included in this proxy statement have been adjusted to reflect the reverse stock split.

GENERAL INFORMATION ABOUT VOTING

Who Can Vote

The securities that can be voted at the Annual Meeting consist of our common stock, $0.001 par value per share, and our Series D Preferred Stock, par value $0.001 per share, with each share of common stock entitling its owner to one vote on each matter submitted to the stockholders, and each share of Series D Preferred Stock entitling its owner to vote with the common stock on all matters submitted to stockholders as if the Series D Preferred Stock was converted to the common stock prior to the vote. As of March 26, 2004, each share of Series D Preferred Stock entitled its holder to 1.007751938 shares of common stock, which means each share of Series D Preferred Stock gets 1.007751938 votes as compared to each share of common stock getting one vote per share. Boston Scientific Corporation is the sole holder of Series D Preferred Stock. You are entitled to vote your shares of stock if our stockholder records show that you held your stock as of the close of business on March 26, 2004, which is the record date for determining the holders of stock who are entitled to receive notice of and to vote at the Annual Meeting. On March 26, 2004, 12,406,731 shares of common stock were outstanding and eligible to be voted at the Annual Meeting and 1,385,377 shares of Series D Preferred Stock were outstanding and eligible to be voted at the Annual Meeting. Since the Series D Preferred Stock is entitled to 1.007751938 votes per share, there are a total of 13,802,847 shares eligible to be voted at the Annual Meeting.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of our common stock (including the common stock represented by the Series D Preferred Stock) is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, we will use the proposal receiving the greatest number of all votes “for” or “against” and abstentions (including instructions to withhold authority to vote).

In voting with regard to the proposal to elect directors (Proposal 1), you may vote in favor of all nominees, withhold your vote as to all nominees or vote in favor of or withhold your vote as to specific nominees. The vote required to approve Proposal 1 is governed by Delaware law and is a plurality of the votes cast by the holders of shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, in accordance with Delaware law, votes that are withheld will be counted in determining whether a quorum is present but will have no other effect on the election of directors.

In voting with regard to the proposal to amend and restate our 2002 Stock Plan (Proposal 2), you may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve the proposal is governed by the American Stock Exchange rules and is the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, abstentions and broker non-votes will be considered in determining whether a quorum is present and the number of votes required to obtain the necessary majority vote and therefore will have the same legal effect as voting against the proposal.

In voting with regard to the proposal to approve the sale and issuance, in one or more private placements, to certain investors on or before December 31, 2004, of up to 5,000,000 shares of our common stock at a purchase price to be determined at the time of the private placement, but in no event at a price more than 30% below the then current market value of our common stock and warrants to purchase up to an additional 2,500,000 shares of our common stock at an exercise price per share of no less than 110% of the then current market price of our common stock (Proposal 3), you may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve the proposal is governed by the American Stock Exchange rules and is the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present and the number of votes required to obtain the necessary majority vote and therefore will have the same legal effect as voting against the proposal. Broker non-votes are not deemed to be present and represented and are not entitled to vote, and therefore will have no effect on the outcome of the vote on this proposal.

In voting with regard to the proposal to ratify the Audit Committee’s appointment of independent accountants (Proposal 4), you may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve the proposal is governed by Delaware law and is the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present and the number of votes required to obtain the necessary majority vote and therefore will have the same legal effect as voting against the proposal.

Under the rules of the New York and American Stock Exchanges (the “Exchanges”) that govern most domestic stock brokerage firms, member firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered “discretionary” proposals under the rules of the Exchanges. These votes by brokerage firms are considered as votes cast in determining the outcome of any discretionary proposal. Member brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. “Broker non-votes” are considered in determining whether a quorum exists at the Annual Meeting, but are not considered as votes cast in determining the outcome of any proposal. We believe that Proposals 1 and 4 are discretionary.

As of March 18, 2004, our directors and executive officers beneficially owned (as defined below) or controlled approximately 1,854,496 shares of our common stock, constituting approximately 14.65% of the outstanding common stock. We believe that these holders will vote all of their shares of common stock in favor of each of the proposals.

Voting By Proxy Holders

You should specify your choices with regard to each of the proposals on the enclosed proxy card. All properly executed proxy cards delivered to us in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted on the proxy card. In the absence of such instructions, the shares represented by a signed and dated proxy card will be voted “FOR” the election of all director nominees, “FOR” the proposal to amend and restate the 2002 Stock Plan, “FOR” the approval of the sale and issuance of common stock and warrants, in one or more private placements, and “FOR” the ratification of the appointment of independent accountants. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

How to Revoke Your Proxy

Any stockholder delivering a proxy has the power to revoke it at any time before it is voted (1) by giving written notice to Jack W. Callicutt, Vice President, Finance and Administration, at 75 Fifth Street, NW, Suite 313, Atlanta, Georgia, 30308, (2) by executing and delivering a proxy card bearing a later date or (3) by voting in person at the Annual Meeting. Please note, however, that under the rules of the Exchanges, any beneficial owner of our common stock whose shares are held in street name by a member brokerage firm may revoke his or her proxy and vote his or her shares in person at the Annual Meeting only in accordance with applicable rules and procedures of the Exchanges, as employed by the beneficial owner’s brokerage firm.

Cost of This Proxy Solicitation

Corautus is making the solicitations made in this proxy statement. In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them. Corautus has retained the services of InvestorCom, Inc. to provide proxy advisory services and solicit proxies for a fee of $5,000, plus expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the current beneficial ownership of our common stock and our Series D Preferred Stock by each person, or group of affiliated persons, who beneficially owns more than 5% of such stock. The percentage of class for the common stock is based on 12,394,256 shares of our common stock outstanding on March 18, 2004, and the percentage of class for the Series D Preferred Stock is based on 1,396,116 shares of common stock that the Series D Preferred Stock are convertible into as of March 18, 2004. Beneficial ownership is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares beneficially owned by them, subject to community property laws, where applicable.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership of Class(1)	Percent of Class
Human Genome Sciences, Inc. 14200 Shady Grove Road Rockville, Maryland 20850	Common Stock	1,585,099(2)	12.79%

Baxter Healthcare Corporation One Baxter Parkway Deerfield, Illinois 60015	Common Stock	1,397,447(3)	11.26%

Ardsley Partners & Affiliates 262 Harbor Drive, 4th Floor Stamford, Connecticut 06902	Common Stock	1,200,000(4)	9.53%

Paramount Capital Asset Management, Inc. 787 7th Avenue, 48th Floor New York, NY 10019	Common Stock	714,170(5)	5.76%

Boston Scientific Corporation One Boston Scientific Place Natick, Massachusetts 01760	Series D Preferred Stock	1,385,377(6)	100%

(1)	The number and percentage of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of March 18, 2004, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such power with his or her spouse) with respect to the shares shown as beneficially owned. A portion of the beneficially owned shares may currently be held in escrow for beneficial owners that were previously stockholders of Vascular Genetics Inc. prior to the merger with GenStar Therapeutics Corporation.
(2)	Based on Schedule 13D filed by Human Genome Sciences, Inc. on February 14, 2003.
(3)	Based on Schedule 13G filed by Baxter Healthcare Corporation on February 13, 2004. Includes warrants to purchase 14,285 shares of Corautus common stock at an exercise price of $14.00 per share and excludes 2,000 shares of non-voting Series C Preferred Stock that will be convertible into Corautus common stock upon the achievement of a milestone event that has not yet occurred and likely will not occur in the near future. The amount of common stock to be received upon conversion of the Series C Preferred Stock cannot be determined at this time.
(4)	Based on Schedule 13G filed by Ardsley Partners & Affiliates on January 29, 2004. Includes securities held by Ardsley Partners I, Philip J. Hempleman, Ardsley Partners Fund II, LP, Ardsley Offshore Fund, Ltd., Ardsley Advisory Partners, Ardsley Partners Institutional Fund, LP, and Advantage Advisers Augusta Fund, LLC.
(5)	Based on Schedule 13G filed by Paramount Capital Asset Management, Inc. on February 12, 2004. Includes securities held by Paramount Capital Asset Management, Inc., Aries Select Ltd., Aries Select I LLC, and Aries Select II LLC. Excludes 13,032 shares and warrants to purchase 4,730 shares of common stock held directly by Lindsay A. Rosenwald, M.D. Dr. Rosenwald is an investment banker, venture capitalist, fund manager and sole stockholder and chairman of Paramount Capital Asset Management. Paramount Capital Asset Management is the managing member to each of Aries Select I and Aries Select II and the investment manager to Aries Select, Ltd.
(6)	Based on conversion price as of March 18, 2004, the Series D Preferred Stock is convertible into 1,396,116 shares of Corautus common stock. The Series D Preferred Stock votes with the common stock on all matters as if the Series D Preferred Stock was converted into common stock. On an as-converted-to-common-stock basis, the Series D Preferred Stock represents beneficial ownership of 11.26% of the class of common stock.

The following table sets forth information with respect to the beneficial ownership of our voting stock as of March 18, 2004 by each of our directors, each of our named executive officers and all of our directors and executive officers as a group. Beneficial ownership is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Consequently, shares of common stock subject to options or warrants currently exercisable or that become exercisable within 60 days of March 18, 2004 are deemed outstanding for purposes of the number of shares beneficially owned and for purposes of computing the percentage ownership of the person owning those options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

Name of Director or Executive Officer	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Richard E. Otto	Common Stock	488,927(2)	3.80%
Robert T. Atwood	Common Stock	474,469(3)	3.69%
Jack W. Callicutt	Common Stock	20,500(4)	*
Yawen Chiang	Common Stock	86,664(5)	*
Eric N. Falkenberg	Common Stock	58,500(4)	*
James C. Gilstrap	Common Stock	116,825(6)	*
John R. Larson	Common Stock	118,677(7)	*
Daniel Pharand	Common Stock	61,992(4)	*
Paul D. Quadros	Common Stock	124,405(8)	1.00%
Ivor Royston	Common Stock	191,955(9)	1.54%
Carin D. Sandvik	Common Stock	39,633(10)	*
Victor W. Schmitt	Common Stock	71,949(11)	*
Nina Vincent Sewell	Common Stock	—	—
Total Directors and Executive Officers as a group		1,854,496	14.65%

(*)	Represents less than one percent.
(1)	The number and percentage of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of March 18, 2004, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such power with his or her spouse) with respect to the shares shown as beneficially owned. A portion of the beneficially owned shares may currently be held in escrow for beneficial owners that were previously stockholders of Vascular Genetics Inc. prior to the merger with GenStar Therapeutics Corporation.
(2)	Includes 21,689 shares beneficially owned by Richard and Kathleen Otto and 4,727 shares held directly by Richard E. Otto. Includes 462,511 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(3)	Includes 21,689 shares beneficially owned by Robert T. Atwood and 452,780 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(4)	All of such beneficial ownership is the result of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(5)	Includes 4,285 shares beneficially owned by Yawen Chiang and 82,379 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(6)	Includes 58,325 shares beneficially owned by James C. Gilstrap and 58,500 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(7)	Includes 41,230 shares beneficially owned by John R. Larson and 77,447 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(8)	Includes 53,063 shares beneficially owned directly by Paul D. Quadros and 71,342 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(9)	Includes 116,054 shares beneficially owned directly by Ivor Royston, M.D. and 75,901 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(10)	Includes 5,553 shares beneficially owned directly by Carin D. Sandvik and 34,080 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.

(11)	Includes 4,730 shares beneficially owned directly by Victor W. Schmitt and 67,219 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

Our board of directors currently consists of nine members, which includes Robert T. Atwood, who was appointed to the board of directors on November 20, 2003. The board has nominated Richard E. Otto, Robert T. Atwood, Eric N. Falkenberg, James C. Gilstrap, John R. Larson, Ronald L. Merriman, F. Richard Nichol, Ph.D., Ivor Royston, M.D. and Victor W. Schmitt for election as directors at the 2004 Annual Meeting. All of the nominees are currently directors of Corautus except Ronald L. Merriman and F. Richard Nichol, Ph.D. The board has nominated nine members for election to the board of directors. If elected as a director at the Annual Meeting, each of the nominees would serve a one-year term expiring at the 2005 Annual Meeting of Stockholders and until his successor has been duly elected and qualified. There are no family relationships among the directors or the executive officers.

Each of the nominees has consented to serve as a director if elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the board of directors may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors or fill the position.

The board of directors unanimously recommends that the stockholders vote “FOR” Proposal No. 1 to elect Richard E. Otto, Robert T. Atwood, Eric N. Falkenberg, James C. Gilstrap, John R. Larson, Ronald L. Merriman, F. Richard Nichol, Ph.D., Ivor Royston, M.D. and Victor W. Schmitt as directors for a one year term expiring at the 2005 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

Directors and Executive Officers

Set forth below is certain information as of March 26, 2004 regarding our current directors, nominees for director and executive officers, including biographical information for all nominees for director and our executive officers.

Name	Age	Title
Richard E. Otto	54	Director, Chief Executive Officer and President (Nominee for Director)
Robert T. Atwood	64	Director, Executive Vice President, Chief Financial Officer & Secretary (Nominee for Director)
Jack W. Callicutt	37	Vice President Finance & Administration, Chief Accounting Officer & Assistant Secretary
Yawen L. Chiang, Ph.D.	53	Senior Vice President–Chief Scientific Officer
Eric N. Falkenberg(1)(3)	54	Director (Nominee for Director)
James C. Gilstrap(2)	68	Director (Nominee for Director)
John R. Larson(1)(3)	57	Director (Nominee for Director)
Daniel Pharand(1)(2)	48	Director
Paul D. Quadros	57	Director
Ivor Royston, M.D.(3)	57	Director (Nominee for Director)
Victor W. Schmitt(2)	55	Director (Nominee for Director)
Nina Vincent Sewell	44	Senior Vice President–Clinical and Regulatory
Ronald L. Merriman	59	Nominee for Director
F. Richard Nichol, Ph.D.	62	Nominee for Director

1.	Member of the Audit Committee.
2.	Member of the Compensation Committee.

3. Member of the Nominating and Corporate Governance Committee.

Richard E. Otto. Richard E. Otto is our Chief Executive Officer, President and director and has served as Chief Executive Officer and director since the merger between GenStar and Vascular Genetics in February 2003. Mr. Otto became President of Corautus in April 2003. Prior to the merger, he served as Chief Executive Officer, President and a director of Vascular Genetics since January 2002. From March 1998 through January 2002, Mr. Otto served as a consultant to various charitable and commercial organizations. Mr. Otto has spent the past 35 years in the cardiac therapy industry. From September 1995 to March 1998 he served as Chief Executive Officer and a director of CardioDynamics International Corporation, a publicly traded company listed on NASDAQ that develops, manufactures and markets noninvasive heart-monitoring devices. Mr. Otto has served as a consultant to the founder of WebMD and as a consultant to the Cardiac Rhythm Management division of St. Jude Medical. His career includes key management positions with Cardiac Pacemakers Inc. (now a Guidant company). Mr. Otto also held positions at Intermedics, Inc., Medtronic Inc., and Eli Lilly and Company. Mr. Otto has served on the Georgia board of directors of the Juvenile Diabetes Foundation, and Leukemia Society. Mr. Otto was a semifinalist in the 1997 Entrepreneur of the Year Award for the Southern California Region. He received a Bachelor of Science degree in chemistry from the University of Georgia.

Robert T. Atwood. Robert T. Atwood is our Chief Financial Office, Executive Vice President, Secretary and Director and has served as Chief Financial Officer and Secretary since the merger between GenStar and Vascular Genetics in February 2003. Mr. Atwood became Executive Vice President in November 2003 and director since November 2003. Prior to the merger, he served as Chief Financial Officer of Vascular Genetics since January 2002. Prior to joining Vascular Genetics, Mr. Atwood served for 10 years as Executive Vice President and Chief Financial Officer of First Union Corporation, Charlotte, N.C. Prior to working with First Union, Mr. Atwood was a partner in the international accounting firm of Deloitte & Touche, having spent 28 years serving clients and in administrative positions in Atlanta, the District of Columbia, and New York. Throughout his career, Mr. Atwood has served on numerous professional association and industry committees. He was appointed to the President’s Price Advisory Committee to the Council on Wage and Price Stability from 1978 to 1980 and to the Investment Policy Advisory Committee to the United States Trade Representative from 1984 to 1987. In addition, Mr. Atwood has served on the board of trustees of many educational, cultural, and charitable activities. In 2001, Mr. Atwood received the Spirit of Giving Award from the Mint Museum of Art and the Royal and Sun Alliance Company in Charlotte, N.C. Mr. Atwood graduated from the University of San Diego in 1962 and in May 2001 was awarded the Author E. Hughes Career Achievement Award by the University of San Diego School of Business Administration.

Jack W. Callicutt. Jack W. Callicutt has served as Vice President, Finance and Administration, Chief Accounting Officer and Assistant Secretary since September 2003. Prior to joining Corautus, Mr. Callicutt spent 14 years with Deloitte & Touche, the last six years as an audit senior manager. Mr. Callicutt is a Certified Public Accountant and graduated, with honors, from Delta State University in 1989 with degrees in Accounting and Computer Information Systems.

Yawen L. Chiang, Ph.D. Yawen L. Chiang, Ph.D., joined Corautus as Senior Vice President, Research & Development in August, 2001. In February 2003, Dr. Chiang became Senior Vice President-Chief Scientific Officer of Corautus. Dr. Chiang has twenty-one years of research and development experience in the biotechnology and pharmaceutical industries. Dr. Chiang has had experience with numerous gene therapy clinical trials and has published many articles in the field of gene therapy. She is named as inventor on several issued or pending patent applications including the 1999 issued patent on “Vectors for Tissue Specific Replication.” From February 1998 to August 2001, Dr. Chiang was Site Director for the Aventis/Gencell Research Center in Hayward, California where she was responsible for research and project management, alliance and collaboration management, and technology transfer. Prior to Aventis/Gencell, she was Vice President, Clinical Studies at Novartis/Genetic Therapy Inc. for ten years. She was the principal investigator on numerous collaborative research and development agreement programs and received SBIR Phase I and II grants. She also had considerable experience with gene therapy clinical production. Dr. Chiang received a B.S. in Medical Technology, Allied Health, from the University of Maryland, an M.A. in Health Care Administration from Central Michigan University and both an M.S. in Biochemistry and a PhD in Genetics from George Washington University.

Eric N. Falkenberg. Eric N. Falkenberg has served as Senior Vice President, Global Research and Emerging Indications, for the Cardiac Rhythm Management Division, or CRMD, of St. Jude Medical, Inc. since

1996. CRMD is a leading supplier of pacemaker, implantable cardioverter defibrillator, and catheter mapping and ablation systems for the treatment of cardiac rhythm disease. Prior to joining St. Jude Medical in 1998, Mr. Falkenberg held assignments in sales management and product development at Guidant Corporation and Intermedics, Inc. Mr. Falkenberg received a B.S. in Engineering from Lafayette College and a Master of Science degree in Biomedical Engineering from the University of Miami.

James C. Gilstrap. James C. Gilstrap currently serves as Chairman of the board of directors of CardioDynamics International Corporation, a publicly traded company listed on NASDAQ that develops, manufactures and markets noninvasive heart-monitoring devices. Mr. Gilstrap has served as either Chairman or Co-Chairman of the board of directors of CardioDynamics International Corporation since February 1995. Mr. Gilstrap retired in 1987 from Jefferies & Company, Inc., an investment banking and institutional securities firm, where he served as Senior Executive Vice President, Partner, and Member of the Executive Committee. Mr. Gilstrap is also past president of the Dallas Securities Dealers as well as a past member of the Board of Governors of the National Association of Securities Dealers, Inc.

John R. Larson. John R. Larson has served as a director of Corautus since the merger between GenStar and Vascular Genetics in February 2003. Prior to the merger, he served as director of Vascular Genetics since 1999. Since December 1999, he has served as the Managing Director of Clique Capital, LLC, a venture capital company focused in the healthcare and technology area. Additionally, since October 2002, Mr. Larson has also been a director of Northland Securities, Inc., a securities firm headquartered in Minneapolis, Minnesota. Mr. Larson is a founder of Prolifaron, Inc., an early stage biotechnology company he started in 1997 and sold to Alexion Pharmaceuticals, Inc. in 2000, and a founder of Materia, Inc. a research and development company specializing in new applications of patented polymer products. Mr. Larson served as a director for Prolifaron, Inc. from April 1997 to September 2000 and a director of Materia, Inc. from 1997 to 1999. Mr. Larson practiced law for 25 years concentrating in the areas of securities and finance and since August 2000 has been an “Of Counsel” with the law firm of Messerli & Kramer. Mr. Larson has been a frequent speaker on securities matters, having served as Commissioner of Securities and Chairman of the Commerce Commission for the State of Minnesota. In such capacity, Mr. Larson served on a number of committees for the North American Securities Administrators Association, Inc. and the National Association of Securities Dealers, Inc. Mr. Larson holds a B.A. degree from Minnesota State University and a J.D. from William Mitchell College of Law.

F. Richard Nichol, Ph.D. F. Richard Nichol, Ph.D. currently serves on the boards of directors of First Consulting Group, a system integrator in the life sciences space, and G Recordings. Dr. Nichol has spent 36 years in the pharmaceutical, contract clinical research, and biotechnology industries. In 1975, he was a cofounder of IBRD, a contract research organization, and served as Chairman and Chief Executive Officer until retiring in 1995. At that time, IBRD had revenues of $45 million with 437 employees in eight countries. Subsequently, he was named Chairman and Chief Executive Officer of CoCensys, a neuroscience research company, which was sold to Purdue Pharma in September 1999. Dr. Nichol received a BA, MS and Ph.D. from The Pennsylvania State University.

Ronald L. Merriman. Ronald L. Merriman currently serves as a director of CardioDynamics International Corporation, a publicly traded company listed on NASDAQ that develops, manufactures and markets noninvasive heart-monitoring devices, and a director of Hoag Memorial Hospital Presbyterian. Mr. Merriman has served as Managing Partner of Merriman Partners since 2003, focusing on governance, practice management, business strategy, and revenue enhancement for professional service firms. Prior to such time, Mr. Merriman was the Managing Director of O’Melveny & Myers LLP, a national law firm, where he provided strategic and business planning, client service, and business development from 2000-2003. From 1999 to 2000, Mr. Merriman served as Executive Vice President of Carlson Wagonlit Travel, a global travel services firm. Prior to such service, Mr. Merriman served as President of Ambassador Performance Group, Inc., a travel and leisure oriented business, from 1997 until 1999. From 1967 to 1997, Mr. Merriman was employed with KPMG, a global accounting and management consulting firm, where he ultimately served as the firm’s senior partner for its global healthcare and life sciences practice and as a Vice Chair of the Management Committee for seven years. Mr. Merriman received a B.S. in Accountancy from Northern Illinois University and is a licensed C.P.A. by the State of California.

Ivor Royston, M.D. Ivor Royston, M.D. has served as director of Corautus since the merger between GenStar and Vascular Genetics in February 2003. He was Chairman of the Board from April 1997 until August 1998 and served as our President and Chief Executive Officer from April 1997 to August 1998. He has served as one of our directors since our formation in June 1995. Since 1990, Dr. Royston has been a General Partner of

Forward Ventures, a life science venture capital firm. From 1990 until 2000, he was the President and Chief Executive Officer of Sidney Kimmel Cancer Center (formerly the San Diego Regional Cancer Center). From 1977 to 1993, Dr. Royston held various positions in academic medicine at the University of California, San Diego (UCSD) School of Medicine. Dr. Royston also served as Director, Clinical Immunology Program at the UCSD Cancer Center and Chief of Oncology at the San Diego VA Medical Center. Dr. Royston was a founder and director of Hybritech, Inc., GeneSys Therapeutics Corporation and IDEC Pharmaceuticals, Inc. He has served on the board of directors of various companies, including Unisyn Technologies, Inc., Medstone International Inc., Sequana Therapeutics, Inc., Corixa, Inc., CombiChem, Inc. IDEC Pharmaceuticals and GenQuest, Inc. He currently is a member of the board of directors of Avalon Pharmaceuticals, Favrille, Inc. and Conforma Therapeutics and is Chairman of the Board of CancerVax and Sagres Discovery. Dr. Royston was appointed by the President of United States to the National Cancer Advisory Board during 1996. Dr. Royston received a B.A. in Human Biology from Johns Hopkins University and an M.D. from the Johns Hopkins School of Medicine. He later trained in internal medicine and oncology at Stanford University and is board certified in both Internal Medicine and Medical Oncology.

Victor W. Schmitt. Victor W. Schmitt has served as a director of Corautus since the merger between GenStar and Vascular Genetics in February 2003. Prior to the merger, he served as a GenStar director since 1998. He is President, Venture Management, Baxter Healthcare Corporation. He has held this position since 1994 and is responsible for the creation and management of Baxter Healthcare Corporation’s interests in development-stage biotech companies. Prior to his current assignment, he held the operating position of President, Baxter Biotech Europe. He has also served as Vice President, Business Development and Finance for Baxter’s Blood Therapy Group.

Nina Vincent Sewell. Nina Vincent Sewell has served as senior Vice President, Clinical/Regulatory since September 2003. From 1999 to 2003, she managed her own clinical trial consulting firm, CardioConsult, and provided consulting services to Vascular Genetics, among other pharmaceutical and device companies as well as managing Medical Writer, Inc., a medical education company. Prior to 1999, she was employed in scientific and medical research positions at Emory University School of Medicine in Atlanta, Georgia. Ms. Sewell received a Bachelor of Science degree in biology and health science from Emory University.

There are no family relationships among any of our directors and executive officers.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors conducts its business through meetings of the full board and through committees of the board, consisting of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

During the fiscal year ended December 31, 2003, the board of directors held 13 meetings. The Audit Committee held six meetings, the Compensation Committee held 11 meetings and the Nominating and Corporate Governance Committee held six meetings. No director attended less than 83% of the aggregate of meetings of the board of directors and meetings of the committees of which he is a member. The board’s governance principles provide that board members are expected to attend all meetings of the board and of each committee that the director is a member. At the 2003 Annual Meeting, all of the current board members were in attendance.

The Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and oversees Corautus’ financial reporting process, including monitoring the integrity of the financial statements and the independence and performance of the auditors and supervises Corautus’ compliance with legal and regulatory requirements. Our board of directors has adopted a charter that sets forth the responsibilities of the Audit Committee. The Audit Committee’s charter is filed as an appendix to this Proxy Statement and is posted on our website at www.corautus.com. The members of the Audit Committee are Eric N. Falkenberg, John R. Larson and Daniel Pharand, each of whom has been determined by the board of directors to be independent as defined by the rules of the SEC and the applicable listing standards of the American Stock Exchange. The financial expert on our Audit Committee, as determined by the board of directors, is Daniel Pharand, who is a member of the Canadian Institute of Chartered Accountants. Mr. Pharand also serves as Chairman of the Audit

Committee. If elected to the board of directors, Ronald L. Merriman will serve as Chairman and financial expert of the Audit Committee.

The Compensation Committee

The Compensation Committee assists the board in making recommendations to the board relating to the compensation and evaluation of Corautus’ executives, administering Corautus’ compensation plans and makes reports and recommendations to the board with respect to such compensation. Our board of directors has adopted a charter that sets forth the responsibilities of the Compensation Committee. The Compensation Committee’s charter is posted on our website at www.corautus.com. The members of the Compensation Committee are James C. Gilstrap, Daniel Pharand and Victor W. Schmitt, each of whom has been determined by the board of directors to be independent directors. Mr. Schmitt serves as Chairman of the Compensation Committee.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the board in identifying and attracting highly qualified individuals to serve as directors, selecting director nominees to be elected to the board of directors, selecting qualified persons to fill any vacancies on the board, developing and maintaining our corporate governance principles and our code of business conduct and ethics, monitoring and safeguarding the board’s independence, and annually undertaking performance evaluations of the board committees and the full board of directors. Our board of directors has adopted a charter that sets forth the responsibilities of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s charter is posted on our website at www.corautus.com. The members of the Nominating and Corporate Governance Committee are Eric N. Falkenberg, John R. Larson and Ivor Royston, each of whom is independent as defined by the rules of the SEC and the applicable listing standards of the American Stock Exchange. Mr. Larson serves as Chairman of the Nominating and Corporate Governance Committee.

In early 2004, the Nominating and Corporate Governance Committee reviewed and analyzed the responses to a Board Self-Evaluation Questionnaire and Committee Self-Evaluation Questionnaires, which were completed by each member of the board of directors and each director that served on a committee of the board of directors. The Nominating and Corporate Governance Committee reported the results of the Self-Evaluation Questionnaires to the full board. In light of the responses to the Questionnaires, and as a result of corporate governance requirements, the Nominating and Corporate Governance Committee reviewed revisions to the charters for each of the Audit, Compensation and Nominating and Corporate Governance Committees and recommended such revisions to the charters to the full board, which the full board approved.

The Nominating and Corporate Governance Committee will consider stockholders’ nominees for election as directors at our 2005 Annual Meeting of Stockholders if submitted to Corautus on or before December 3, 2004. See “Nomination of Directors” and “Stockholder Proposals for 2005 Annual Meeting” below.

Nomination of Directors

As provided in Corautus’ bylaws and the Nominating and Corporate Governance Committee’s charter, the Nominating and Corporate Governance Committee will consider nominations submitted by stockholders. The Nominating and Corporate Governance Committee, in accordance with the board’s governance principles, seeks to create a board that has the ability to contribute to the effective oversight and management of Corautus, that is as a whole strong in its collective knowledge of and diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets. When the Committee reviews a potential new candidate, the Committee looks specifically at the candidate’s qualifications in light of the needs of the board and Corautus at that time given the then current mix of director attributes.

General criteria for the nomination of director candidates include:

•	the highest ethical standards and integrity;

•	a willingness to act on and be accountable for board decisions;

•	an ability to provide wise, informed and thoughtful counsel to top management on a range of issues;

•	a history of achievement that reflects superior standards for themselves and others;

•	loyalty and commitment to driving the success of Corautus;

•	an ability to take tough positions while at the same time working as a team player; and

•	individual backgrounds that provide a portfolio of experience and knowledge commensurate with the needs of Corautus.

The Nominating and Corporate Governance Committee also strives to have all directors, other than the Chief Executive Officer and Chief Financial Officer, be independent. The Committee must also ensure that the members of the board as a group maintain the requisite qualifications under the American Stock Exchange listing standards for populating the Audit, Compensation and Nominating and Corporate Governance Committees.

Nominations for election as directors of Corautus at an annual meeting may be made only by the Nominating and Corporate Governance Committee or by Corautus stockholders who comply with the timing, informational, and other requirements of our Bylaws. Stockholders have the right to recommend persons for nomination by submitting such recommendation, in written form, to the Nominating and Corporate Governance Committee. Such recommendation must be delivered to or mailed to and received by the Secretary of Corautus at the principal executive offices not less than 120 calendar days before the first anniversary of the date that our proxy statement was released to stockholders in connection with the preceding year’s annual meeting of stockholders, except that if no annual meeting of stockholders was held in the preceding year or if the date of the annual meeting of stockholders has been changed by more than 30 calendar days from the date contemplated at the time of the preceding year’s proxy statement, the notice shall be received by the Secretary at Corautus’ principal executive offices not less than 150 calendar days prior to the date of the contemplated annual meeting or the date that is 10 calendar days after the date of the first public announcement or other notification to stockholders of the date of the contemplated annual meeting, whichever first occurs. The deadline to submit nominations for election as directors at the 2004 Annual Meeting has already passed and the deadline to submit nominations for election as directors at the 2005 Annual Meeting is on or before December 3, 2004.

Such written recommendations must include:

•	the stockholder’s name and address, as they appear on our corporate books;

•	the class and number of shares that are beneficially owned by such stockholder;

•	the dates upon which the stockholder acquired such shares; and

•	documentary support for any claim of beneficial ownership.

Additionally, the recommendation needs to include, as to each person whom the stockholder proposes to recommend to the Nominating and Corporate Governance Committee for nomination to election or reelection as director, all information relating to the person that is required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and evidence satisfactory to us that the nominee has no interests that would limit their ability to fulfill their duties of office.

A stockholder’s notice of nomination must also include:

•	the name, date of birth, business address and residence address of the nominee;

•	the principal occupation or employment of the nominee;

•	the class and number of shares of Corautus’ capital stock that are beneficially owned by the nominee on the date of the notice; and

•	the nominee’s signed consent to serve as a director if elected and to be named in the proxy statement.

The Nominating and Corporate Governance Committee will review the recommendations and make recommendations to the board of directors that the Committee feels are in the best interests of Corautus and its stockholders.

Once Corautus receives the recommendation, it will deliver a questionnaire to the nominee that requests additional information about the nominee’s independence, qualifications and other information that would assist the Nominating and Corporate Governance Committee in evaluating the nominee, as well as certain information that must be disclosed about the nominee in Corautus’ proxy statement, if nominated. Nominees must complete and return the questionnaire within the time frame provided to be considered for nomination by the Committee.

Seven of the nominees for director recommended for election by the stockholders at the 2004 Annual Meeting are current members of the board. The Nominating and Corporate Governance Committee receives suggestions for director candidates from board members and through business contacts. In evaluating candidates for director, the Nominating and Corporate Governance Committee uses the qualifications described above, and evaluates stockholder nominees in the same manner as nominees from all other sources. Based on the Committee’s evaluation of each nominee’s satisfaction of the qualifications described above and, for current directors, their performance as directors in fiscal year 2003, the Committee recommended to the board of directors each nominee for election or reelection, as applicable. The Committee has not received any nominations from stockholders for the 2004 Annual Meeting.

AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the board of directors in its oversight and monitoring of our financial reporting and auditing process. On February 12, 2004, our board of directors adopted a new Audit Committee Charter that sets forth the responsibilities of the Audit Committee. A copy of the Audit Committee Charter is filed as Appendix A to this Proxy Statement and is available on our website at www.corautus.com.

Management has primary responsibility for our financial statements and the overall reporting process, including our system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States, and discuss with the Audit Committee any issues they believe should be raised with the Audit Committee. The Audit Committee monitors these processes, relying, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.

Representatives of Ernst & Young LLP, our independent auditors, attended each meeting of the Audit Committee that involved the discussion of financial statements. The Audit Committee reviewed and discussed with management and Ernst & Young LLP our audited financial statements for the year ended December 31, 2003 and our unaudited quarterly financial statements for the quarters ended March 31, June 30 and September 30, 2003. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Audit Committee also received the written disclosures and the letter from Ernst & Young LLP that are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP its independence. The Audit Committee considered whether the services provided by Ernst & Young LLP for the year ended December 31, 2003 are compatible with maintaining their independence. The Audit Committee determined to engage Ernst & Young LLP as our independent auditors for the year ending December 31, 2004.

Based upon its review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the board of directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

Audit Committee:

Daniel Pharand, Chairman

Eric N. Falkenberg

John R. Larson

Communications with the Board of Directors

Our board of directors has established a process for stockholders to communicate with members of the board. If you have any concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the board, you can reach the Corautus board of directors via e-mail at directors@corautus.com. Inquiries can be submitted anonymously and confidentially.

All inquiries are received and reviewed by Jack W. Callicutt, Vice President, Finance and Administration, who prepares a report for the board summarizing all items received. Any inquiry that presents a matter relevant to accounting, audit or internal controls, or similar issues, is presented in greater detail in the report to the board, along with the status of any actions taken to address the issue. The board, or, in the case of accounting, audit or internal controls matters, the Audit Committee, then has the opportunity to discuss these inquiries, internally and directs any additional action it determines is necessary or appropriate. All matters remain on the board report until they have been resolved.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Directors who are also employees receive no additional compensation for serving on our board of directors. Since the merger between GenStar and Vascular Genetics in February 2003, we have not paid cash compensation to our directors for their service but do reimburse the directors for their out-of-pocket expenses in attending board meetings. In light of the necessary experience requirements and time commitments, we have agreed to pay Ronald L. Merriman, if he is elected to the board of directors, cash compensation of $30,000 for each service year for his service as Chairman and financial expert of the Audit Committee. We pay all of our nonemployee directors for their service through grants of options for our common stock. By resolution, our board established and clarified an option program for nonemployee directors. Under the program for the 2003 service year, each new nonemployee director who joined the board received a grant of options to purchase 30,000 shares of our common stock at an option price equal to the closing price of our common stock on the commencement date of his or her service as a director. Each nonemployee director receives options to purchase 1,500 shares of our common stock for each board meeting he or she attends, and options to purchase 500 shares of our common stock for each committee meeting he or she attends, at an option price set by resolution of the board. All options under the program (i) are immediately exercisable upon grant, (ii) are nonqualified and have a term of 10 years, (iii) are granted under and subject to terms and conditions of the Corautus Genetics Inc. 2002 Stock Plan, (iv) are exercisable during their entire term regardless of the termination of the directors’ relationship with us, and (v) are evidenced by a written agreement meeting the foregoing standards and prepared and executed by our Chief Executive Officer.

Effective as of February 5, 2003, Mr. Quadros ceased to be an executive and became a nonexecutive Chairman of the board of directors. Mr. Quadros is considered to be a nonemployee director and is entitled to, and receives, grants of options for his service on the board. In connection with this transition, Mr. Quadros entered into an agreement with Corautus as described below under Executive Employment Agreements. However, this arrangement was primarily in consideration for Mr. Quadros’s past service as an executive of Corautus and to transition authority to new management, rather than for his service as a director or Chairman of the Board.

1995 Directors’ Option Plan

Prior to February 4, 2003, nonemployee directors received stock options under our 1995 Directors’ Option Plan. The 1995 Directors’ Option Plan was adopted and approved by our stockholders in 1995 and amended in 2000 to provide automatic, nondiscretionary grants of options to our nonemployee directors. The 1995 Directors’ Option Plan provided that each nonemployee director was automatically granted an option to purchase 6,429 shares of common stock upon his or her initial election or appointment as a nonemployee director. Subsequently, each nonemployee director who had served for at least six months was entitled to be granted an additional option to purchase 2,142 shares of common stock on December 31 of each year so long as he or she remained a nonemployee director. The exercise price of the options granted to nonemployee directors was the fair market value of common stock on the date of grant. Options granted to nonemployee directors had ten-year terms, subject to a nonemployee director’s continued service as a director. Options granted at initial election or appointment as a nonemployee director vested over three years at a rate of 33.3% per year, and subsequent options vested one year from the grant date. As of March 31, 2003, options to purchase 26,418 shares of common stock to nonemployee directors had been granted under the 1995 Directors’ Option Plan.

Upon stockholder approval of our 2002 Stock Plan on February 4, 2003, the 1995 Directors’ Option Plan was terminated. The 52,153 remaining shares that were reserved but unissued under the 1995 Directors’ Option Plan were transferred to shares available for future grant under the 2002 Stock Plan, which is the plan used to compensate directors as specified above.

Executive Compensation

The following table sets forth the compensation paid or accrued by us during the fiscal year ended December 31, 2003 to, or on behalf of, our chief executive officer, our former chief executive officer and our four most highly compensated executive officers as of December 31, 2003. We collectively refer to the officers in the table below as the named executive officers.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus		Number of Shares Underlying Options		All Other Compensation
Richard E. Otto	2003	$272,500	$187,500	(1)	581,256		$6,333	(1)
President, Chief	2002	—	—		—		—
Executive Officer and	2001	—	—		—		—
Director

Robert E. Sobol, M.D.(2)	2003	$85,127	—		100,000		$1,888	(3)
Former President and	2002	$262,100	—		—		$16,449	(3)
Chief Executive Officer	2001	$255,000	$47,400		—		$29,657	(3)

Robert T. Atwood	2003	$272,500	$187,500	(4)	571,525		$6,750	(4)
Executive Vice	2002	—	—		—		—
President, Chief	2001	—	—		—		—
Financial Officer,
Secretary and Director

Paul D. Quadros(5)	2003	$142,000	—		48,000	(5)	$4,260	(6)
Chairman of the board of	2002	$142,000	—		—		$9,756	(6)
directors, Former Chief	2001	$138,125	—		—		$13,270	(6)
Financial Officer

Yawen L. Chiang, Ph.D.	2003	$209,908	$25,000	100,000	$14,456	(7)
Sr. Vice President-Chief	2002	$202,700	—	22,143	$71,142	(7)
Scientific Officer	2001	$134,265	—	40,000	$72,904	(7)

Carin D. Sandvik(8)	2003	$119,033	$22,500	—	$3,190	(9)
Former Assistant Vice	2002	$110,200	—	3,571	$6,220	(9)
President, Finance &	2001	$110,000	$11,665	—	$7,428	(9)
Administration

(1)	Mr. Otto’s bonus for services rendered in 2003 consisted of a fully-vested grant of options to acquire 75,000 shares of common stock at $4.50 per share. These options were granted on February 13, 2004, when the market value of our common stock was $7.00 per share; therefore, the intrinsic value of the bonus was $187,500. Mr. Otto’s other compensation represents employer contributions to the 401(k) Plan of $6,333 for 2003.
(2)	Dr. Sobol served as President and Chief Executive Officer from July 1998 until February 5, 2003, at which time he became President. Dr. Sobol’s employment was terminated on March 31, 2003.
(3)	Dr. Sobol’s other compensation includes employer contributions to the 401(k) Plan of $1,888, $3,604 and $11,970 for 2003, 2002 and 2001, respectively, and to the Deferred Compensation Plan of $12,845 and $17,687 for 2002 and 2001, respectively.
(4)	Mr. Atwood’s bonus for services rendered in 2003 consisted of a fully-vested grant of options to acquire 75,000 shares of common stock at $4.50 per share. These options were granted on February 13, 2004, when the market value of our common stock was $7.00 per share; therefore, the intrinsic value of the bonus was $187,500. Mr. Atwood’s other compensation represents employer contributions to the 401(k) Plan of $6,750 for 2003.
(5)	Mr. Quadros served as Chairman of the Board and Chief Financial Officer from August 1998 until February 5, 2003, at which time he became nonexecutive Chairman of the Board. All of the options were granted after Mr. Quadros terminated employment with Corautus and were for service as a nonemployee director.
(6)	Mr. Quadros’ other compensation includes employer contributions to the 401(k) Plan of $4,260, $4,260 and $7,849 for 2003, 2002 and 2001, respectively, and to the Deferred Compensation Plan of $5,496 and $5,421 for 2002 and 2001, respectively.
(7)	Dr. Chiang’s other compensation includes employer contributions to the 401(k) Plan of $5,250, $5,250 and $2,188 for 2003, 2002 and 2001, respectively, and to the Deferred Compensation Plan of $9,742 and $3,590 for 2002 and 2001, respectively. Additionally, other compensation includes $49,246 and $67,126 of relocation costs in 2002 and 2001, respectively, and $9,206 and $6,904 of loan forgiveness in 2003 and 2002, respectively.
(8)	Ms. Sandvik served as Assistant Vice President, Finance & Administration, until January 2, 2004, at which time she terminated employment with Corautus.
(9)	Ms. Sandvik’s other compensation includes employer contributions to the 401(k) Plan of $3,190, $3,306 and $6,287 for 2003, 2002 and 2001, respectively, and to the Deferred Compensation Plan of $2,914 and $1,141 for 2002 and 2001, respectively.

Stock Options

The following table contains information regarding option grants by us to our named executive officers during the year ended December 31, 2003.

Option Grants in Last Fiscal Year

Individual Grants
Name	Number of Securities Underlying Options Granted	% of Total Options/ Granted to Employees in Fiscal Year (1)	Exercise Price ($/Share)(1)			Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term (2)
							0% ($)	5% ($)			10% ($)
Richard E. Otto President and CEO	39,881 41,375 500,000	2.7% 2.8% 34.4%	$ $ $	1.75 7.56 1.30		02/05/2005 07/08/2012 05/14/2013	N/A N/A N/A	$ $ $	3,490 172,453 408,782		$ $ $	6,979 424,759 1,035,933

Robert E. Sobol, M.D. Former President and CEO	100,000	6.9%		$0.01	(3)	03/31/2005	$129,000(3)		$135,500	(3)		$142,000	(3)

Robert T. Atwood Executive Vice President, CFO and Secretary	39,881 31,644 500,000	2.7% 2.2% 34.4%	$ $ $	1.75 7.56 1.30		02/05/2005 07/08/2012 05/14/2013	N/A N/A N/A	$ $ $	3,490 131,893 408,782		$ $ $	6,979 325,065 1,035,933

Paul D. Quadros Chairman of the Board, Former CFO	39,000 1,500 1,500 1,500 1,500 1,500 1,500	2.7% 0.1% 0.1% 0.1% 0.1% 0.1% 0.1%	$ $ $ $ $ $ $	1.30 2.90 2.84 2.92 4.78 5.54 4.65		05/14/2013 05/30/2013 07/11/2013 11/20/2013 11/20/2013 11/20/2013 12/29/2013	N/A N/A N/A N/A N/A N/A N/A	$ $ $ $ $ $ $	31,885 2,736 2,589 2,755 4,509 5,226 4,387		$ $ $ $ $ $ $	80,803 6,933 6,789 6,980 11,427 13,244 11,116

Yawen L. Chiang Senior Vice President—Chief Scientific Officer	50,000 50,000	3.4% 3.4%	$ $	1.30 4.78		05/14/2013 10/13/2013	N/A N/A	$ $	40,878 150,306		$ $	103,593 380,904

Carin D. Sandvik Former Assistant Vice President, Finance & Administration	—	—		—		—	—		—			—

(1)	Percentages based on options granted in 2003 to employees exercisable for a total of 1,454,067 shares of our common stock. Other than the options granted to Dr. Sobol with an exercise price of $0.01 per share, all options were granted at an exercise price equal to the fair market value of the common stock on the date of grant.
(2)	Amounts represent hypothetical gains assuming exercise at the end of the option term and assuming rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Please see note (3) below regarding the 0% assumed rate of appreciation. The assumed rates of appreciation are mandated by the rules of the SEC. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. The actual gains, if any, on the stock option exercises will depend on the future performance of our common stock, the optionee’s continued employment through applicable vesting periods, satisfaction of vesting milestones, and the date on which the options are exercised and the underlying shares are sold. The closing price of our common stock on March 17, 2004 was $6.70 per share.
(3)	Dr. Sobol’s options were granted as part of his Separation Agreement and General Release of Claims dated April 4, 2003. The options were issued on May 14, 2003. The fair market value of our shares on May 14, 2003 was $1.30 per share. Since Dr. Sobol’s options were not granted at the fair market value, the column for Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Terms includes the “0%” column as specified in the rules of the SEC. The “0%” column reflects the difference between the option exercise price ($0.01) and the market price on the date of grant ($1.30).

Option Exercises and Year-End Option Values

The following table provides information about the number of shares of Corautus issued upon the exercise of options by our named executive officers during the year ended December 31, 2003, and the value realized by our named executive officers. The table also provides information about the number and value of options of Corautus held by our named executive officers at December 31, 2003.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (1)		Value of Unexercised In- the-Money Options at Fiscal Year-End ($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard E. Otto President and CEO	0	—	345,843	235,413	$956,351	$753,322

Robert E. Sobol, M.D. Former President and CEO	100,000	$305,000	92,225	—	$174,529	—

Robert T. Atwood Executive Vice President, CFO and Secretary	0	—	336,112	235,413	$956,351	$753,322

Paul D. Quadros Chairman of the Board, Former CFO	0	—	66,842	—	$158,502	—

Yawen L. Chiang Senior Vice President— Chief Scientific Officer	0	—	90,237	31,905	$177,714	—

Carin D. Sandvik Former Assistant Vice President, Finance & Administration	0	—	39,699	—	$61,630	—

(1) The numbers in the two columns represent options to purchase our shares.

(2) Market value of shares underlying in-the-money options at December 31, 2003 based on the product of $4.50 per share, the closing price of our common stock on the American Stock Exchange on December 31, 2003, less the exercise price of each option, multiplied by the number of in-the-money options as of that date.

Equity Compensation Plan Information

Set forth in the table below is certain information about securities issuable under our equity compensation plans as of December 31, 2003:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Warrants	Weighted Average Exercise Price of Outstanding Options and Warrants	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)

Equity CompensationPlans Approved by Securityholders(1)	2,062,177	$4.43	467,407

Equity Compensation Plans Not Approved by Securityholders(2)	362,875	$3.56	240,304

TOTAL	2,425,052	$4.30	707,711

Notes to Equity Compensation Plan Information Table

(1)	Consists of the Urogen Corp. 1995 Director Option Plan (the “1995 Director Plan”), the Urogen Corp. 1995 Stock Plan (the “1995 Plan”), the Urogen Corp. 1999 Stock Plan (the “1999 Plan”), the Employee Stock Purchase Plan and the Corautus Genetics Inc. 2002 Stock Plan (the “2002 Plan”). The entire 142,857 shares of common stock authorized for issuance under the Employee Stock Purchase Plan have been included in column (c). Under the 2002 Plan, the number of shares authorized to be issued under the plan includes an annual increase to be added on the first day of our fiscal year beginning in 2004, equal to the lesser of (A) 71,428 shares, (B) 2% of our then outstanding shares, or (C) a lesser amount determined by the board. The amount of the increase in the 2002 Plan for 2004 was 71,428 shares. Under the 1995 Plan, 1995 Director Plan, and the 1999 Plan, annual increases to the number of shares authorized to be issued were also determined by formulas, but those plans were terminated and therefore such formulas are no longer in effect after 2003. The 52,153 shares remaining in the 1995 Plan, 1995 Director Plan and 1999 Plan that were reserved but unissued are available for future grant under the 2002 Stock Plan. In addition, shares returned to the 1995 Plan, the 1995 Director Plan and the 1999 Plan as a result of termination, cancellation or expiration of options are available for future grant under the 2002 Stock Plan.

(2)	We have issued the following warrants to purchase common stock which were approved by the board of directors, but were not required to be approved by the stockholders:

•	In December 2003, we issued a warrant to purchase 22,067 shares of common stock in consideration for a finder’s fee to The Walters Group. The warrant is fully vested and is exercisable for five years at an exercise price of $1.00 per share.

•	In November 2003, we issued a warrant to purchase 100,000 shares of common stock in consideration for settlement and release of claims to PMSI Barnes Canyon, LLC. The warrant is fully vested and is exercisable for seven years at an exercise price of $4.50 per share.

•	In May 2003, we issued two warrants to purchase 35,716 shares of common stock each in consideration for services to two employees. The warrants are fully vested and are exercisable for ten years at an exercise price of $1.30 per share.

•	In March 2003, we granted the Chief Executive Officer, in his capacity as a member of the board of directors of Corautus, the authority to commit on behalf of Corautus and to grant awards of common stock, common stock options or warrants for common stock from an authorized pool of 350,000 shares to third party vendors, consultants or advisors to secure or retain their services, subject to stated conditions and limitations. Pursuant to this authority, warrants to purchase 101,000 shares of common stock have been issued and 8,696 shares of common stock have been issued.

•	In February 2003, Vascular Genetics Inc. merged into a wholly-owned subsidiary of Corautus and as a consequence of the merger, outstanding warrants from Vascular Genetics were converted into 19,164 warrants for Corautus common stock.

•	In May 2002, we issued a warrant to purchase 7,857 shares of common stock in consideration for past legal services. The warrant is fully vested and is exercisable for three years at an exercise price of $0.35 per share.

•	In June 2002, we issued two warrants to purchase 14,285 and 7,142 shares of common stock, respectively, to a service provider. The warrant for 14,285 shares is exercisable for three years at an exercise price of $3.15 per share. The warrant for 7,142 shares was exercisable for six months at an exercise price of $3.15 and expired unexercised in January 2003.

•	In October 2001, we issued a warrant to purchase 12,785 shares of common stock to a service provider. The warrant is fully vested and is exercisable for five years at an exercise price of $16.45 per share.

•	In August 2000, we issued a warrant to purchase 14,285 shares of common stock to Baxter Healthcare in exchange for a guarantee of our note payable. The warrant is fully vested and is exercisable for five years at an exercise price of $14.00 per share.

Employment Agreements with Named Executive Officers

Employment Agreement with Richard E. Otto.

Effective as of February 5, 2003, we entered into an Employment Agreement with Richard E. Otto, the current Chief Executive Officer and President of Corautus.

Term of Employment. The agreement provides that Mr. Otto will serve as our Chief Executive Officer and will serve in additional corporate offices to which he may be elected from time to time, as well as a member of our board (subject to stockholder approval), for a term of two years, which may be extended by mutual agreement. The agreement (and thus Mr. Otto’s employment) may be terminated by us or by Mr. Otto at any time, subject to the obligations upon termination described below.

Salary and Benefits. The agreement provides that Mr. Otto receives a salary of $300,000 annually. The agreement also provides for an annual cash bonus in such amount as determined by the board of directors. Pursuant to the terms of the agreement, Mr. Otto received a grant of nonqualified stock options and warrants to purchase 500,000 shares of our common stock (on a post-split basis), at a price of $1.30 per share. The options have a ten-year term, subject to earlier termination upon termination of Mr. Otto’s employment for cause or voluntary termination by Mr. Otto. The options become exercisable at a rate of 10,417 per month as of the last day of each calendar month during the term of the agreement, with acceleration of exercisability as follows: (i) 25,000 shares upon execution of a board-approved agreement between us and a major pharmaceutical or medical device company for the purpose of collaboration on the Phase IIb clinical trial; (ii) 100,000 shares upon the commencement of treatment of the first patient in a Phase IIb clinical trial, the protocol for which has been approved by the U.S. Food & Drug Administration; (iii) 50,000 shares upon our receipt of cash in the amount of $5,000,000 (whether by debt, equity or otherwise) to support Phase IIb clinical trial, general and administrative expenses or other purposes; (iv) 50,000 shares upon our receipt of additional cash in the amount of $5,000,000 (whether by debt, equity or otherwise) to support Phase IIb clinical trial, general and administrative expenses or other purposes; (v) 25,000 shares upon our receipt of additional cash in the amount of $2,500,000 (whether by debt, equity or otherwise) to support Phase IIb clinical trial, general and administrative expenses or other purposes; and (vi) all remaining unvested shares become fully exercisable upon a change in control (described below). Upon termination of Mr. Otto’s employment, exercisable options remain exercisable for a period of (i) 90 days, if we terminate Mr. Otto for cause or if Mr. Otto voluntarily terminates his employment without giving us reasonable notice and assisting with the transition to new management as described in the agreement; (ii) seven years, if Mr. Otto voluntarily terminates his employment but gives us reasonable notice and assists with the transition to new management; or (iii) the full remaining term of the option, upon termination for any other reason. Mr. Otto is also entitled to participate in our retirement, group insurance, hospitalization, medical, dental, health, accident, disability or similar plan or programs, to the extent eligible under those plans. Pursuant to the terms of the agreement, we provide Mr. Otto at our cost supplemental accidental death and disability insurance in a face amount which, when combined with our base plan for employees, will total $1,000,000. Mr. Otto is entitled to at least 20 days of vacation for each 12-month period of the agreement, and is entitled to reimbursement of business expenses in accordance with company policies.

Obligations Upon Termination. The agreement terminates with no further obligations to Mr. Otto (other than as accrued prior to the date of termination or otherwise provided under a particular bonus arrangement, stock option agreement, or employee benefit plan) upon our termination of Mr. Otto for cause (described below), expiration of the agreement, or upon Mr. Otto’s voluntary termination of his employment. Upon Mr. Otto’s death, upon the effective date of a written determination by the board that Mr. Otto is not able, due to injury or illness, to continue to meet his obligations for all or a substantial portion of the then-remaining term of the agreement, upon our termination of Mr. Otto without “cause” or upon Mr. Otto’s termination of his employment for “good reason,” Mr. Otto is entitled to a severance payment equal to one year’s salary. Upon termination of the agreement within one year prior to or two years after a “change in control,” for any reason other than expiration of the agreement, termination by us for cause, or voluntary termination by Mr. Otto, Mr. Otto will be entitled to a severance payment equal to one year’s salary, in lieu of, and not in addition to, any payment described under the immediately preceding sentence. Mr. Otto is required to sign a general release of claims prior to receiving any severance payment under the agreement.

Restrictive Covenants. Under the agreement, Mr. Otto agrees to maintain the confidentiality of our confidential information during employment and for a period of two years thereafter. Mr. Otto also agrees not to engage in activities that are competitive with us during employment and agrees not to solicit our employees or consultants during his employment or for a period of one year thereafter. Mr. Otto also agrees to disclose to us and assign to us inventions he creates related to his employment or our business during the term of the agreement.

Definitions. Under the agreement, “cause” generally means (i) Mr. Otto’s willful and continuous failure to substantially perform his duties, after we have notified Mr. Otto of such failure and he has not cured the deficiencies within 10 days of such notice; (ii) Mr. Otto’s conviction of a felony of a crime of moral turpitude or adjudication of perpetration of common law fraud; (iii) Mr. Otto’s engagement in any activity that is in conflict of interest or competitive with us; (iv) Mr. Otto’s engaging in any knowing act of fraud or dishonesty against us or any material breach of federal or state securities laws or regulations; or (v) Mr. Otto’s harassment of any individual in the workplace based on age, gender or other protected status, or violation of our harassment policy, following an investigation by an independent third party of such claim. “Change in control” generally means (i) any entity, excluding us, becomes the beneficial owner of securities representing 50% or more of the voting power of our then-outstanding voting securities; (ii) consummation of the disposition of substantially all of our assets; (iii) a change in our board’s composition occurring within a two-year period resulting in fewer than a majority of the directors being individuals who were directors as of May 14, 2003 or approved successors; or (iv) consummation of a merger or consolidation of Corautus resulting in our voting securities immediately prior to the transaction not continuing to represent at least 50% of the total voting power of the resulting entity. “Good reason” generally means (i) reduction in Mr. Otto’s base salary below the level set under the agreement as then in effect; (ii) a material adverse change in the status, responsibilities or perquisites of Mr. Otto; (iii) a failure to re-nominate and reelect Mr. Otto as our Chief Executive Officer or a member of the board; (iv) our causing or requiring Mr. Otto to report to anyone other than our board; (v) assignment of duties materially inconsistent with Mr. Otto’s position as described in the agreement; (vi) our failure to assign the agreement to a successor, or failure of a successor to assume the agreement; or (vii) our requiring Mt. Otto to relocate his permanent personal residence to any location other than his primary residence on May 14, 2003.

Employment Agreement with Robert T. Atwood

Effective as of February 5, 2003, we entered into an Employment Agreement with Robert T. Atwood, the current Chief Financial Officer, Executive Vice President and Secretary of Corautus.

Term of Employment. The agreement provides that Mr. Atwood will serve as our Chief Financial Officer, and will serve in additional corporate offices to which he may be elected from time to time, for a term of two years, which may be extended by mutual agreement. The agreement (and thus Mr. Atwood’s employment) may be terminated by us or by Mr. Atwood at any time, subject to the obligations upon termination described below.

Salary and Benefits. The agreement provides that Mr. Atwood will receive a salary of $300,000 annually. The agreement also provides for an annual cash bonus in such amount as determined by the board of directors. Pursuant to the terms of the agreement, Mr. Atwood received a grant of nonqualified stock options and warrants to purchase 500,000 shares of our common stock (on a post-split basis), at a price of $1.30 per share. The options have a ten-year term, subject to earlier termination upon termination of Mr. Atwood’s employment for cause or voluntary termination by Mr. Atwood. The options become exercisable at a rate of 10,417 per month as of the last day of each calendar month during the term of the agreement, with acceleration of exercisability as follows: (i) 25,000 shares upon execution of a board-approved agreement between us and a major pharmaceutical or medical device company for the purpose of collaboration on the Phase IIb clinical trial; (ii) 100,000 shares upon the commencement of treatment of the first patient in a Phase IIb clinical trial, the protocol for which has been approved by the U.S. Food & Drug Administration; (iii) 50,000 shares upon our receipt of cash in the amount of $5,000,000 (whether by debt, equity or otherwise) to support Phase IIb clinical trial, general and administrative expenses or other purposes; (iv) 50,000 shares upon our receipt of additional cash in the amount of $5,000,000 (whether by debt, equity or otherwise) to support Phase IIb clinical trial, general and administrative expenses or other purposes; (v) 25,000 shares upon our receipt of additional cash in the amount of $2,500,000 (whether by debt, equity or otherwise) to support Phase IIb clinical trial, general and administrative expenses or other purposes; and (vi) all remaining unvested shares become fully exercisable upon a change in control (described below). Upon termination of Mr. Atwood’s employment, exercisable options remain exercisable for a period of (i) 90 days, if we terminate Mr. Atwood for cause or if Mr. Atwood voluntarily terminates his employment without giving us reasonable notice and assisting with the transition to new management as described in the agreement; (ii) seven years, if Mr. Atwood voluntarily terminates his employment but gives us reasonable notice and assists with the transition to new management; or (iii) the full remaining term of the option, upon termination for any other reason. Mr. Atwood is also entitled to participate in our retirement, group insurance, hospitalization, medical, dental, health, accident, disability or similar plan or programs, to the extent eligible under those plans. Pursuant to the terms of the agreement, we provide Mr. Atwood at our cost supplemental accidental death and disability insurance in a face amount which, when combined with our base plan for employees, will total $1,000,000. Mr. Atwood is entitled to at least 20 days of vacation for each 12-month period of the agreement, and is entitled to reimbursement of business expenses in accordance with company policies.

Obligations Upon Termination. The agreement terminates with no further obligations to Mr. Atwood (other than as accrued prior to the date of termination or otherwise provided under a particular bonus arrangement, stock option agreement, or employee benefit plan) upon our termination of Mr. Atwood for cause (described below), expiration of the agreement, or upon Mr. Atwood’s voluntary termination of his employment. Upon Mr. Atwood’s death, upon the effective date of a written determination by the board that Mr. Atwood is not able, due to injury or illness, to continue to meet his obligations for all or a substantial portion of the then-remaining term of the agreement, upon our termination of Mr. Atwood without “cause” or upon Mr. Atwood’s termination of his employment for “good reason,” Mr. Atwood is entitled to a severance payment equal to one year’s salary. Upon termination of the agreement within one year prior to or two years after a “change in control,” for any reason other than expiration of the agreement, termination by us for cause, or voluntary termination by Mr. Atwood, Mr. Atwood will be entitled to a severance payment equal to one year’s salary, in lieu of, and not in addition to, any payment described under the immediately preceding sentence. Mr. Atwood is required to sign a general release of claims prior to receiving any severance payment under the agreement.

Restrictive Covenants. Under the agreement, Mr. Atwood agrees to maintain the confidentiality of our confidential information during employment and for a period of two years thereafter. Mr. Atwood also agrees not to engage in activities that are competitive with us during employment and agrees not to solicit our employees or consultants during his employment or for a period of one year thereafter. Mr. Atwood also agrees to disclose to us and assign to us inventions he creates related to his employment or our business during the term of the agreement.

Definitions. Under the agreement, “cause” generally means (i) Mr. Atwood’s willful and continuous failure to substantially perform his duties, after we have notified Mr. Atwood of such failure and he has not cured the deficiencies within 10 days of such notice; (ii) Mr. Atwood’s conviction of a felony of a crime of moral turpitude or adjudication of perpetration of common law fraud; (iii) Mr. Atwood’s engagement in any activity that is in conflict of interest or competitive with us; (iv) Mr. Atwood’s engaging in any knowing act of fraud or dishonesty against us or any material breach of federal or state securities laws or regulations; or (v) Mr. Atwood’s harassment of any individual in the workplace based on age, gender or other protected status, or violation of our harassment policy, following an investigation by an independent third party of such claim. “Change in control” generally means (i) any entity, excluding us, becomes the beneficial owner of securities representing 50% or more of the voting power of our then-outstanding voting securities; (ii) consummation of the disposition of substantially all of our assets; (iii) a change in our board’s composition occurring within a two-year period resulting in fewer than a majority of the directors being individuals who were directors as of May 14, 2003 or approved successors; or (iv) consummation of a merger or consolidation of Corautus resulting in our voting securities immediately prior to the transaction not continuing to represent at least 50% of the total voting power of the resulting entity. “Good reason” generally means (i) reduction in Mr. Atwood’s base salary below the level set under the agreement as then in effect; (ii) a material adverse change in the status, responsibilities or perquisites of Mr. Atwood; (iii) a failure to re-nominate and reelect Mr. Atwood as our Chief Financial Officer; (iv) our causing or requiring Mr. Atwood to report to anyone other than our Chief Executive Officer; (v) assignment of duties materially inconsistent with Mr. Atwood’s position as described in the agreement; (vi) our failure to assign the agreement to a successor, or failure of a successor to assume the agreement; or (vii) our requiring Mr. Atwood to relocate his permanent personal residence to any location other than his primary residence on May 14, 2003.

Amendment to Employment Agreement of Yawen Chiang and Related Matters

In connection with the merger with Vascular Genetics, by letter agreement dated December 18, 2002, we agreed to pay or grant to Yawen L. Chiang, then our Senior Vice President, Research and Development, (a) $10,000 in cash, paid in five consecutive monthly installments of $2,000 each, (b) an additional $15,000 in cash, paid upon the completion of both the consummation of the merger with Vascular Genetics Inc. and the successful completion of the manufacturing of the VEGF-2 product for the next phase of clinical trials, and (c) an option to purchase 75,000 shares of our common stock at an exercise price equal to the fair market value of our common stock at the time of grant, with vesting upon the completion of both milestones in (b) above. We also offered to pay Dr. Chiang severance compensation in the event that we terminate her employment, other than for cause, in an amount equal to three months of her current base salary.

In addition, in August 2001, we agreed to grant a loan to Dr. Chiang for income taxes payable on 4,285 shares of common stock granted to her upon her initiation of employment. The note in the amount of $37,000 was non-interest bearing and was to have been repaid over a four-year period beginning in April 2002. In April 2002, the board of directors approved an amendment to the loan whereby the loan was to be forgiven ratably over a four-year period, subject to Dr. Chiang’s continued employment during that period.

On September 22, 2003, we entered into a new employment agreement with Dr. Chiang that superceded all prior agreements between us and Dr. Chiang related to the terms and conditions of Dr. Chiang’s employment and provided that such prior agreements were terminated. Under the employment agreement, Dr. Chiang began serving as our Senior Vice President—Chief Scientific Officer on August 1, 2003, subject to the material terms and conditions described below.

Term of Employment. The agreement provides that Dr. Chiang will serve as our Chief Scientific Officer on an at-will basis subject to termination by either party upon two weeks’ notice.

Salary and Benefits. The agreement provides that Dr. Chiang will receive a salary of $220,000 annually. The agreement also provides that any bonuses paid to Dr. Chiang from time to time are purely discretionary. Under the agreement, Dr. Chiang is entitled to a grant of nonqualified stock options to purchase 50,000 shares of our common stock, subject to the terms of our 2002 Stock Plan, at an exercise price equal to fair market value on the date of grant. The options have a ten-year term, subject to earlier termination upon termination of Dr. Chiang’s employment. The options become exercisable as follows: (i) 15,000 shares upon completion of all preclinical studies for the injection catheter used in the Phase IIb clinical trial with approval by the U.S. Food & Drug Administration; (ii) an additional 10,000 shares upon our execution of a contract for Phase III manufacturing; (iii) an additional 10,000 shares upon the completion of the VEGF-2 assay development plan for lot release testing for the Phase III manufacturing production material; and (iv) the remaining 15,000 shares upon completion of the manufacturing of Batch I, Phase III plasmid. Upon a change in control during Dr. Chiang’s employment, all of the options immediately become fully exercisable. Upon termination of Dr. Chiang’s employment, exercisable options remain exercisable for a period of 90 days, or immediately if we terminate Dr. Chiang for cause. Dr. Chiang is also entitled to participate in our retirement, group insurance, hospitalization, medical, dental, health, accident, disability or similar plan or programs, to the extent eligible under those plans. The agreement requires us to provide to Dr.

Chiang at our cost supplemental accidental death insurance in a face amount of $500,000. Under the agreement, Dr. Chiang is entitled to five personal days and twenty days of vacation time per year, in accordance with our policies.

Obligations Upon Termination. If we terminate Dr. Chiang’s employment without cause before August 1, 2004, we are required to continue to pay Dr. Chiang’s salary after termination of employment for a period of three months, or through August 1, 2004, whichever is a longer period. If we terminate Dr. Chiang’s employment without cause on or after August 1, 2004, we are required to continue Dr. Chiang’s salary for a period of three months following termination of employment. Dr. Chiang is required to sign a general release of claims prior to receiving any severance payment under the agreement.

Obligations Upon Change in Control. Upon a change in control (as defined in the 2002 Stock Plan) during Dr. Chiang’s employment, subject to the approval of our board, all remaining unvested stock options held by Dr. Chiang will become immediately vested and exercisable.

Definition of Cause. Under the agreement, “cause” generally means (i) Dr. Chiang’s willful and continuous failure to substantially perform her duties; (ii) Dr. Chiang’s violation of any Federal or state law or regulation applicable to our business, the violation of which can reasonably be expected to expose us to criminal investigation or prosecution, material regulatory investigation, material financial loss and/or significant injury to our business reputation; (iii) Dr. Chiang’s breach of any written agreement with us or any other written agreement we designate; (iv) Dr. Chiang’s conviction of a felony or adjudication of perpetration of common law fraud; (v) Dr. Chiang’s engagement in any activity that is in conflict of interest or competitive with us; (vi) Dr. Chiang’s engaging in any knowing act of fraud or dishonesty against us or any material breach of federal or state securities laws or regulations; (vii) Dr. Chiang’s engaging in assault or other acts of violence in the workplace; or (viii) Dr. Chiang’s harassment of any individual in the workplace based on age, gender or other protected status, or violation of our harassment policy.

Separation Agreement and General Release of Claims with Robert E. Sobol, M.D.

Effective as of March 31, 2003, we entered into a Separation Agreement and General Release of Claims with Dr. Sobol, who had been employed by us as President.

Termination of Employment. The agreement provided for Dr. Sobol to resign from his positions of President and director of Corautus and for his employment relationship with us to terminate as of March 31, 2003. In complete and full satisfaction of all accrued wages, salary and vacation pay that we owed to Dr. Sobol, the agreement provided for us to pay $93,593.46 less payroll taxes to Dr. Sobol on the eighth day following execution of the agreement.

Separation Pay/Consideration. In consideration for the release of all claims other than Age Discrimination in Employment Act of 1967 (“ADEA”) claims, the agreement required us to issue to Dr. Sobol options for 50,000 shares of Corautus common stock at an exercise price of $.01 per share. In consideration for the release of all ADEA claims, the agreement required us to issue Dr. Sobol options for 50,000 shares of Corautus common stock at an exercise price of $.01 per share. The agreement extended the time period to exercise all vested Corautus options from 90 days from termination of employment to two years from March 31, 2003. For a period of six months from March 31, 2003, we agreed to continue to provide and pay the premium for Dr. Sobol’s existing medical and life insurance coverage he elected under our group health insurance and life insurance plans, or provide comparable medical coverage to Dr. Sobol, his spouse, and eligible dependent children. The agreement required us to assign our rights to certain intellectual property licensed from Baxter Healthcare Corporation to Magnum Therapeutics Corporation, an entity controlled by Dr. Sobol. Therefore, we no longer have any rights to use or develop products related to the MAX-AD FVIII product for hemophilia. The agreement also required us to assign all reasonably related written, graphic, or machine readable materials, research and development documentation, grant related documents, and reagents reasonably associated with that intellectual property. A condition to the transfer of the intellectual property was the release in writing by all applicable parties from all obligations and liabilities whenever arising with respect to the same. Dr. Sobol had the burden and sole expense of obtaining all needed consents and preparing documents and agreements for such transfers. Effective immediately upon the assignment, we had no right or obligation to continue prosecution of patent applications, maintain any existing patents, enforce any patents or take any action in furtherance of prosecuting or exploiting the intellectual property.

Release of Claims. In consideration for the separation pay/consideration described above, Dr. Sobol released all claims except ADEA claims against us and all individuals or parties related to us in any manner that were related in any way to any transactions between Dr. Sobol and Corautus or its related individuals or parties as of the effective date, including Dr. Sobol’s employment with us and the termination of that employment. Dr. Sobol also agreed to release in the same manner and for the same individuals and parties all ADEA claims in consideration for the separation pay/consideration described above for the release of ADEA claims.

Confidentiality/Non-disparagement. Under the agreement, Dr. Sobol acknowledged and reaffirmed his responsibility under the Confidential Information and Inventions Assignment Agreement that he signed upon employment with us.

Retention Agreement with Carin Sandvik

By letter dated April 15, 2003, we entered into an agreement with Carin Sandvik to retain Ms. Sandvik’s services in connection with a reduction in force we implemented in early 2003. The agreement covered a retention period beginning April 15, 2003 and ending November 30, 2003 (the “Stay Date”) (though ending earlier if Ms. Sandvik terminated employment before the Stay Date). Under the agreement, we agreed to provide Ms. Sandvik with the same base salary to which she was entitled immediately prior to the beginning of the retention period, subject to discretionary merit increases, during the retention period. In addition, the agreement entitled Ms. Sandvik to a retention bonus of $55,100 if she stayed through the Stay Date, which bonus was paid in 2004. The agreement provided that Ms. Sandvik would not receive the retention bonus if she voluntarily terminated her employment without our consent or if we terminated her employment for cause (as defined in the agreement) before the Stay Date. Ms. Sandvik agreed to continue to be bound by the Confidentiality Agreement and Inventions Assignment Agreement she entered with us, and we had the right to offset payments under the retention agreement by any amount owed to us by Ms. Sandvik under the confidentiality and inventions assignment agreement.

In addition, by resolution dated May 30, 2003, our board of directors approved an amendment of outstanding options to purchase 3,571 shares of our common stock previously granted to Ms. Sandvik under our 1999 Stock Plan, to fully accelerate the vesting and extend the options’ term through the tenth anniversary of the date of grant notwithstanding termination of Ms. Sandvik’s service, conditioned upon Ms. Sandvik remaining with us through the agreed term and entering into a severance agreement in the form specified by us.

Amendment to Employment Agreement of Paul D. Quadros

In April 1997, we entered into a consulting and employment agreement with Paul D. Quadros, the current Chairman of the board of directors of Corautus. The agreement with Mr. Quadros was amended in connection with the merger with Vascular Genetics. Effective as of February 5, 2003, Mr. Quadros ceased to be an executive and became a nonexecutive Chairman of the board of directors. However, pursuant to the amendment, Mr. Quadros remained on the payroll and as an employee of Corautus until February 5, 2004, with his full base salary and benefits immediately preceding the merger and with continued vesting of options. Pursuant to the amendment, Mr. Quadros was not entitled to receive any severance package in connection with termination of his employment other than the assurance of employment through February 5, 2004. All other severance payments or benefits were waived by Mr. Quadros.

Financing Transactions of Vascular Genetics with Current Officers and Directors

In November 2002, Vascular Genetics issued promissory notes to John R. Larson and affiliates, Richard E. Otto, and Robert T. Atwood in the face amounts of $110,000, $10,000, and $10,000, respectively, in each case evidencing loans made by them to Vascular Genetics. The promissory notes were accompanied by warrants to purchase shares of Vascular Genetics common stock. Mr. Larson, Mr. Otto and Mr. Atwood are currently directors of Corautus. Mr. Otto is also currently Chief Executive Officer and President of Corautus. Mr. Atwood is also currently Chief Financial Officer, Executive Vice President and Secretary of Corautus. The promissory notes, which accrued interest at the prime rate plus 2%, became due by their terms in May 2003 and were paid in full at that time. The warrants were exercised prior to our merger with Vascular Genetics.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

The Compensation Committee is responsible for recommendations to the board of directors regarding executive compensation and for the administration of our executive compensation programs. The members of the Compensation Committee are James C. Gilstrap, Daniel Pharand and Victor W. Schmitt. Mr. Schmitt serves as Chairman. All members are independent directors and are not current or former employees of Corautus. The Compensation Committee desires to develop executive compensation programs that will attract, retain, motivate and reward highly skilled, experienced executives to obtain short-term results and to provide long-term growth opportunities for our stockholders.

Executives are principally compensated through base salary and long-term incentives in the form of stock options or stock grants, some of which are based on attainment of certain performance goals. The Committee believes that this compensation approach enables Corautus to remain competitive with its industry peers while ensuring that executive officers are appropriately encouraged to deliver both short-term results and sustainable long-term stockholder value.

In evaluating and establishing rates of base and long-term incentive pay, the Compensation Committee has engaged an independent compensation consultant who has provided the Committee with information concerning compensation levels and philosophies adopted by peer companies in the same market for executive talent. In particular, the independent consultant has compared Corautus’ total compensation program, which includes base salary, long-term performance incentives, perquisites and executive benefits with programs offered by peer companies of relatively comparable size and employee populations in technology, medical device and biotechnology businesses. The Committee considers various factors in determining the components of each officer’s compensation, including but not limited to the overall competitive environment for experienced executive talent, corporate performance of Corautus against its strategic business plan, and individual performance based on stated objectives as well as general expectations.

The senior officer compensation for 2003 is based upon agreements negotiated with each officer and recommended to the board of directors by the Compensation Committee. The individual agreements for the named executive officers are more fully described in the “Employment Agreements with Named Executive Officers” section above.

Base Salary for 2003

Salaries paid to executive officers (other than the Chief Executive Officer) are based upon recommendations of the Chief Executive Officer presented to the Compensation Committee, which in turn reviews and makes recommendations to the board of directors. The salary paid to the Chief Executive Officer is considered by the Compensation Committee, which makes a recommendation to the board of directors. At the request of the Chief Executive Officer, the salary of the Chief Executive Officer and the Chief Financial Officer are the same. Prior to the merger between us and Vascular Genetics, the salary of the Chief Executive Officer was $255,000 per year. After the merger the salaries of the Chief Executive Officer and Chief Financial Officer were set at $200,000 per annum, with an automatic retroactive adjustment to $300,000 per year when we raised $5,000,000 in cash through debt or equity funding. This salary level was agreed upon after receiving and considering a report of our compensation consultant. Because of cash shortages during the first half of 2003 and at their suggestion, the Chief Executive Officer and Chief Financial Officer deferred receiving salaries for all or portions of the months of April, May, June and July, 2003. With the closing the Boston Scientific transaction in July 2003, we paid the deferred salaries. There is no adjustment in the base salaries of the Chief Executive Officer and Chief Financial Officer for 2004 as compared to 2003. Salaries of all executive officers are set at the level needed to remain competitive in the industry and to recognize the contributions of the officers to us.

Annual Incentive Program

The Compensation Committee has not adopted a formal policy or program for annual bonuses or incentive pay, but may decide in its discretion to recommend such bonuses or incentive pay at any time if the Committee determines that such additional pay is merited due to excellent performance or needed for retention purposes. If the

Committee recommends such awards of incentive pay to the board of directors, it may recommend such awards be made in the form of cash or by grants under the 2002 Stock Plan. In February 2004, the Compensation Committee recommended to the board that it grant to each of Messrs. Otto and Atwood stock options for 75,000 shares of Corautus common stock at an exercise price of $4.50 per share as a bonus for their excellent performance during the 2003 fiscal year. This grant was in lieu of any cash bonus for 2003.

Long Term Incentive Grants

Corautus offers stock options under its 2002 Stock Plan to attract, retain and motivate key employees for the long term. The Compensation Committee has approved, upon management’s recommendation, nonqualified stock option grants for officers in amounts appropriate for each individual’s level of responsibility and ability to affect the achievement of overall corporate objectives. Options are typically granted at fair market value as of the date of grant and generally vest over a period of three to five years or upon completion of specified performance goals or achievements. They are exercisable until the earlier of the tenth anniversary of the date of grant or until the expiration of various limited time periods following termination of employment.

Chief Executive Officer Compensation in 2003

Richard E. Otto has served as Chief Executive Officer and director of Corautus since the merger between GenStar and Vascular Genetics in February 2003 and became President of Corautus in March 2003. Corautus entered into an Employment Agreement with Mr. Otto effective as of February 5, 2003. Pursuant to the terms of his employment agreement, Mr. Otto’s base salary is set at $300,000. Mr. Otto’s compensation package is heavily weighted on performance-based equity compensation. During 2003, Mr. Otto was granted options and warrants to purchase 500,000 shares of common stock of Corautus at the fair market value on the date of grant. In February 2004, the Compensation Committee granted Mr. Otto stock options for 75,000 shares of Corautus common stock at an exercise price of $4.50 per share as a bonus for his excellent performance during the 2003 fiscal year and in lieu of a cash bonus. Additional details of Mr. Otto’s compensation and option and warrant grants is provided under “Compensation of Directors and Executive Officers” and “Employment Agreements with Named Executive Officers” above.

Internal Revenue Code Limits on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Generally, Corautus has structured performance-based components of the compensation paid to its executive officers in a manner intended to satisfy these requirements without negatively affecting Corautus’ overall compensation strategy. The 2002 Stock Plan incorporates provisions intended to comply with Section 162(m) of the Code. For 2003, Corautus elected to implement the compensation taking into account the limitations imposed by Section 162(m) but without specific attempts to comply with the statute.

Limitations on the Deductibility of Execution Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on our tax return of compensation over $1 million to any named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. The Compensation Committee believes it is in the best interests of us and our stockholders to comply with the limitation of Section 162(m) to the extent possible without inhibiting our ability to attract, retain and motivate our executive officers. In order to maintain flexibility in compensating executive officers, given the volatile business environment and labor market, the Compensation Committee has not adopted a policy of requiring all executive compensation to be deductible.

This report has been approved by all members of the Compensation Committee

Compensation Committee:

Victor W. Schmitt, Chairman

James C. Gilstrap

Daniel Pharand

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Baxter Healthcare Transactions

In July 1998, we executed various agreements with Baxter Healthcare Corporation pursuant to which we acquired certain rights and assets from Baxter Healthcare in connection with the MAX-AD FVIII product for hemophilia. As of July 10, 2003, and consistent with our previous announcements to focus on VEGF-2 and cardiovascular disease, we transferred our rights to certain intellectual property licensed from Baxter Healthcare Corporation to Magnum Therapeutics Corporation, an entity controlled by Dr. Sobol. With Baxter’s consent we also transferred to Magnum certain agreements we had with Baxter relating to the hemophilia product. We no longer have any rights to use or develop products related to the MAX-AD FVIII product for hemophilia, and all agreements relating to the MAX-AD FVIII product for hemophilia have been either assigned to Magnum or terminated.

In connection with the merger with Vascular Genetics in February 2003, the outstanding shares of our Series B preferred stock (all of which was owned by Baxter Healthcare) were converted into shares of our common stock. After giving effect to the reverse stock split on March 10, 2003, the 12,890 outstanding shares of Series B preferred stock were converted into 287,274 shares of common stock. In addition, on March 7, 2003, the outstanding shares of our Series A preferred stock (all of which was owned by Baxter Healthcare) were converted into shares of our common stock. After giving effect to the reverse stock split on March 10, 2003, the 5,830 outstanding shares of Series A preferred stock were converted into 832,857 shares of common stock.

Baxter Healthcare owns all 2,000 shares of our outstanding Series C Preferred Stock, which is convertible into common stock, at the option of the holder, upon the earlier of (a) the approval by the FDA of our hemophilia product or (b) June 13, 2010. Since we have transferred the rights to, and are no longer pursuing the approval of, the hemophilia product, the earliest date of conversion of the Series C Preferred Stock into common stock will be June 13, 2010. In the event Baxter Healthcare elects to convert the Series C Preferred Stock into common stock on or after the conversion date, each share of Series C Preferred Stock is convertible into a number of shares of common stock equal to (a) $1,000 divided by (b) 110% of the fair market value of the common stock on the conversion date. Assuming a fair market value of $6.70 per share on the conversion date of June 13, 2010 ($6.70 was the closing price on March 17, 2004), the 2,000 shares of Series C Preferred Stock would be convertible into approximately 271,370 shares of common stock.

Boston Scientific Corporation Transactions

On July 30, 2003, we entered into a strategic alliance with Boston Scientific Corporation to develop and commercialize Vascular Endothelial Growth Factor 2 (VEGF-2) gene therapy products to treat cardiovascular disease. Boston Scientific made a $9,000,000 investment in exchange for 1,385,377 shares of Series D Preferred Stock, which is convertible into 1,396,116 shares of common stock as of March 18, 2004, subject to adjustment. Additionally, Boston Scientific paid a $1,000,000 license fee for certain intellectual property, which is being recognized as revenue over the anticipated term of the license of 12 years. Boston Scientific also has committed to purchasing up to $15 million of convertible debt from us based on achievement of certain milestones. Boston Scientific obtained exclusive rights to distribute our VEGF-2 gene products, once regulatory approval is obtained.

As part of its commitment to purchase $15 million of convertible debt, Boston Scientific purchased $2.5 million of convertible debt from us in December 2003. The $2.5 million of convertible debt bears interest at the rate of six percent per year and is repayable in three equal annual payments of interest and principal beginning on

December 31, 2008, with the final payment of principal and interest due on December 31, 2010. In the event of certain change of control events, the outstanding principal amount of the $2.5 million convertible debt may, at the option of the holder, be converted into a maximum of 250,012 shares of common stock, subject to adjustment.

Boston Scientific Development Agreement

In July, 2003, we entered into a development agreement with Boston Scientific Corporation. Pursuant to the development agreement, we are required to design and sponsor clinical trials and research and development activities, in the United States and other jurisdictions for which the parties agree, for products using VEGF-2 with an injection catheter or hypodermic needle for the treatment of cardiovascular or vascular disease. In this regard, we have agreed to use commercially reasonable efforts to initiate a Phase IIb trial not later than September 30, 2004, initiate a Phase III clinical trial, if needed, not later than March 31, 2006, and file a marketing application for at least one product no later than December 31, 2008.

Boston Scientific has granted to us a non-exclusive, non-transferable and royalty free license under all patents owned or licensed and sublicensable by Boston Scientific that are necessary for the development of our VEGF-2 products. This license is limited to the development of our VEGF-2 products and does not extend to the sale or distribution of such products, if such products are ultimately approved for sale. A license for the sale and distribution or our VEGF-2 products is included in the distribution agreement, discussed below. Boston Scientific has also agreed to supply injection catheters for our clinical studies under the development agreement and to assist in clinical activities necessary to support the use of the injection catheters, including training of investigators.

Although the development agreement does not extend to the development of our potential VEGF-2 products using delivery technologies other than an injection catheter or hypodermic needle, the parties are required to discuss the joint funding and development of such products in good faith. In any event, we are prohibited from using injection catheters provided by third parties in any clinical trials for development of VEGF-2 products.

Boston Scientific Distribution Agreement

In July, 2003, we entered into a distribution agreement with Boston Scientific Corporation. Pursuant to the distribution agreement, we have granted Boston Scientific the exclusive right to market, distribute and sell our VEGF-2 products worldwide, if and when such products receive regulatory approval in each jurisdiction.

Boston Scientific will purchase our VEGF-2 products, if and when such products receive regulatory approval, at a wholesale price based on a percentage of the net revenues received by Boston Scientific for its sales of such products, which wholesale price may not in any event be less than a minimum price designed to recover our costs of production. However, in the event of any sale of our VEGF-2 business, including a merger or other transaction, to certain competitors designated by Boston Scientific from time to time, the percentage upon which the wholesale price is based will be reduced.

During the time that Boston Scientific has exclusive distribution rights to our VEGF-2 products, Boston Scientific has granted to us a non-exclusive and non-transferable license under all patents owned or licensed and sublicensable by Boston Scientific that are necessary for the commercialization of our VEGF-2 products. For such license, we are required to pay Boston Scientific a royalty equal to a percentage of the wholesale price that Boston Scientific pays us for our VEGF-2 products, when and if such sales are made. However, in the event certain patent licenses to Boston Scientific are terminated, we may elect to terminate this license from Boston Scientific and the corresponding obligation to pay royalties.

Boston Scientific Patent Sublicense Agreement

Through our wholly-owned subsidiary Vascular Genetics, we hold a non-exclusive license from Caritas St. Elizabeth’s Medical Center of Boston, Inc. under certain patents relating to the injection of a gene into ischemic tissue. Pursuant to a patent sublicense agreement, we have granted a sublicense of our rights to Boston Scientific and have agreed not to issue other sublicenses of such rights to any third parties. In turn, Boston Scientific has granted a non-exclusive, non-sublicensable and royalty-free sublicense of such rights back to us.

In consideration of the sublicense, Boston Scientific has paid us a fee of $1 million. No royalties are payable by Boston Scientific under such sublicense for its sale of our VEGF-2 products under the distribution agreement, if and when such products are approved. However, royalties are payable to us, in an amount equivalent to our royalty obligations to Caritas St. Elizabeth’s Medical Center of Boston, in the event of sales of licensed products by sublicensees of Boston Scientific or in the event of sales of licensed products by Boston Scientific other than our VEGF-2 products under the distribution agreement.

STOCK PERFORMANCE GRAPH

Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of our common stock with the cumulative return of the AMEX Composite Index and of the AMEX Biotech Index for the period commencing December 31, 1998 and ending on December 31, 2003. Our common stock first began trading on the AMEX on April 18, 2000. Returns for the indices are weighted based on market capitalization at the beginning of each measurement point.

	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003
Corautus Genetics Inc.	$100.00	$181.82	$2,954.55	$748.48	$96.97	$194.81
AMEX Biotech Index	100.00	211.44	342.63	313.61	182.69	264.73
AMEX Composite Index	100.00	127.28	130.30	123.02	119.65	170.33

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and regulations of the SEC thereunder require our directors, officers and persons who own more than 10% of our common stock, as well as certain affiliates of such persons, to file initial reports of their ownership of our common stock and subsequent reports of changes in such ownership with the SEC. Directors, officers and persons owning more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us, we believe that during the fiscal year ended December 31, 2003, our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements.

PROPOSAL 2—AMENDMENT AND RESTATEMENT OF 2002 STOCK PLAN

Introduction

Our stockholders are being asked to consider and vote on this proposal to approve the Corautus Genetics Inc. 2002 Stock Plan, as amended and restated (the “Stock Plan”). The changes to the Stock Plan include (i) an increase in the aggregate number of shares available for issuance under the Stock Plan; (ii) an increase in the number of shares used in the formula for calculating the annual increase to the number of shares available for issuance under the Stock Plan, (iii) an increase to the annual limits for individual grants and awards in any calendar year, and (iv) the addition of provisions to permit the grant of performance-based awards. Most of the changes to the various numbers of shares specified in the Stock Plan are necessary due to downward adjustments that were automatically made to the Stock Plan upon our reverse stock split. The addition of performance-based provisions to the Stock Plan is to bring the Stock Plan into compliance with the requirements for exemption of performance-based compensation under Code Section 162(m) in order to protect our tax deductibility for executive compensation paid through the Stock Plan.

The purpose of the plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives, and to promote the success of our business. To accomplish these objectives, we have the ability under the Stock Plan to grant to employees, directors and consultants, options to purchase our common stock (referred to as options) and restricted shares of our common stock (referred to as restricted stock) (collectively, “Awards”).

Currently, the Stock Plan permits Awards to be granted for an aggregate number of shares of our common stock (subject to adjustment as described below), up to: (i) 1,428,572 shares, plus (ii) any shares which were reserved but not issued under our Urogen Corp. 1999 Stock Plan (the “1999 Plan”), our Urogen Corp. 1995 Stock Plan (the “1995 Plan”) and our Urogen Corp. 1995 Director Option Plan (the “1995 Director Plan”) as of February 4, 2003, plus (iii) any shares returned to the 1999 Plan, the 1995 Plan or the 1995 Director Plan as a result of termination, cancellation or expiration of options, plus (iv) an annual increase to be added on the first day of our fiscal year beginning in 2004, equal to the lesser of (A) 71,428 shares, (B) 2% of our then outstanding shares, or (C) a lesser amount determined by the board. Upon the approval of the amendment and restatement of the Stock Plan, the foregoing number of Awards permitted would be increased by 2,000,000 shares, and the 71,428 shares specified in the calculation of the annual increase amount would be increased to 300,000 shares.

The following description of the Stock Plan is qualified in its entirety by reference to the applicable provisions of the Stock Plan, which is attached hereto as Appendix B.

Approval of Amended and Restated Plan

Our board of directors has approved, and recommends that our stockholders ratify and approve the amended and restated Stock Plan. The Plan was originally effective November 21, 2002. The amended and restated Stock Plan would become effective on May 7, 2004 if approved by stockholders.

Stock Subject to Awards

The capital stock subject to the Awards and other provisions of the Stock Plan is our $0.001 par value common stock. On March 17, 2004, the closing price of our common stock as reported by the American Stock Exchange on that day was $6.70 per share. Subject to adjustment in accordance with the terms of the Stock Plan, upon amendment and restatement, a number of aggregate shares of common stock may be granted or purchased under the amended and restated Stock Plan, up to (i) 3,500,000 shares (increased from 1,428,572 shares plus a 71,428-share increase as of January 1, 2004), plus (ii) any shares which were reserved but not issued under our 1999 Plan, our 1995 Plan and our 1995 Director Plan as of February 4, 2003, plus (iii) any shares returned to the 1999 Plan, the 1995 Plan or the 1995 Director Plan as a result of termination, cancellation or expiration of options, plus (iv) an annual increase to be added on the first day of our fiscal year beginning in 2005, equal to the lesser of (A) 300,000 shares (increased from 71,428 shares), (B) 2% of our then outstanding shares, or (C) if formal action is taken by the board, a lesser amount determined by the board. Any shares of stock allocable to Awards granted under the Stock Plan which are forfeited, canceled or expired without issuing common stock may again become subject to Awards under the Stock Plan.

Types of Awards

The Stock Plan currently permits grants of options to purchase our common stock and rights to purchase restricted shares of our common stock. Upon its amendment and restatement, the Stock Plan would permit grants of options to purchase our common stock and grants of restricted shares of our common stock. Options may be incentive stock options (“ISOs”) or nonqualified stock options (“NQSOs”). The amended and restated Stock Plan would also permit restricted stock grants to be performance-based as provided under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). See the section above entitled “Limitations on the Deductibility of Execution Compensation” for a discussion of the effect of Code Section 162(m) on Corautus.

Administration

The Stock Plan is generally administered by an Administrator. The Board has appointed our Compensation Committee as Administrator of the Plan, which has the power to interpret the Stock Plan and to determine rules and procedures under the Stock Plan. The Compensation Committee also has the power to approve forms of agreement for the Plan, to determine the methods of exercise of options and withholding methods under the Stock Plan, to determine the transferability of Awards, and make all other determinations necessary or advisable for administering the Plan, subject to the terms of the Stock Plan. Grants under the Stock Plan are approved by our board.

Eligibility and Grants of Awards

The individuals eligible for grants under the Stock Plan are employees, directors and consultants of Corautus Genetics Inc. or its subsidiaries. As of March 18, 2004, there were approximately 15 employees, five consultants, and seven nonemployee directors of Corautus and its subsidiaries, all of whom would be eligible to participate in the Stock Plan.

For compliance with Code Section 162(m), the Stock Plan must provide for annual grant limits. Previously, the Stock Plan provided that no individual could be granted options to purchase more than 107,142 shares of our common stock in any fiscal year, or an additional 357,142 shares in connection with the individual’s initial service. Those odd number limits were the result of our stock split. Under the amended and restated Stock Plan, these limits are increased to provide that no individual may be granted options to purchase more than 600,000 shares of our common stock in any fiscal year, or an additional 1,000,000 shares in connection with the individual’s initial service. In addition, a new limit was added to provide that no individual may be granted more than 600,000 shares of restricted stock in any fiscal year, or an additional 1,000,000 shares in connection with the individual’s initial service.

We have no definitive plans to grant Awards to any particular individual at this time, other than the grants to be made to nonemployee directors as compensation for their service as directors for the 2004 service year and potential bonus grants to Messrs. Otto and Atwood for service in 2004. Awards that have already been granted under the Stock Plan are described in the Equity Compensation Plan Information.

Terms of Awards

Agreement. Each Award is evidenced by an agreement between us and the Award recipient in the form that the Compensation Committee determines is appropriate, subject to the provisions of the Stock Plan.

Performance-Based Awards. Awards under the Stock Plan as amended and restated may be designed to qualify as performance-based compensation, as described in Code Section 162(m). Performance goals under the Stock Plan are based on performance measures, which may include any of the following: (i) earnings before interest expense, taxes, depreciation and amortization (“EBITDA”); (ii) earnings before interest expense and taxes (“EBIT”); (iii) net earnings; (iv) net income; (v) operating income; (vi) earnings per share; (vii) growth; (viii) return on stockholders’ equity; (ix) capital expenditures; (x) expenses and expense ratio management; (xi) return on investment; (xii) improvements in capital structure; (xiii) profitability of an identifiable business unit or product; (xiv) profit margins; (xv) stock price; (xvi) market share; (xvii) revenues or sales; (xviii) costs; (xix) cash flow; (xx) working capital; (xxi) return on assets; (xxii) economic value added; (xxiii) industry indices; (xxiv) peer group performance; (xxv) regulatory ratings; (xxvi) asset quality; (xxvii) gross or net profit; (xxviii) capital raising thresholds, (xxix) agency approval; (xxx) commencement, acceleration, close or certain milestones in connection with our clinical trials; (xxxi) trial results; or (xxxii) stock exchange requirements. Performance Measures may relate to Corautus and/or one or more of its subsidiaries, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the board determines. In addition, to the extent consistent with the requirements of Section 162 of the Code, the performance measures may be calculated without regard to extraordinary items. Previously, performance measures were not included in the Stock Plan.

Restricted Stock Awards. Under the amended and restated Stock Plan, the Administrator may grant shares of restricted stock, rather than rights to purchase restricted stock as set forth in the prior version of the Stock Plan. We had not previously granted any restricted stock rights, and the new provisions are intended to be simpler and more flexible than the former provisions. The new provisions are also intended to allow awards of restricted stock that satisfy Code Section 162(m) as performance-based compensation, as needed, so vesting may be conditioned on the satisfaction of performance goals based on the Performance Measures described above. The Administrator will determine the restrictions or conditions on shares of common stock granted pursuant to a restricted stock award. The Administrator also generally determines the grantee, amount, vesting, as well as other terms and conditions of restricted stock grants under the Stock Plan, subject to the terms of the Stock Plan. Restricted stock awards with respect to which the shares are not issued until vesting may be eligible to receive dividend equivalent credits when a dividend is paid on our common stock prior to vesting of the Award.

Exercisability of Options and Vesting of Restricted Stock. Each option becomes exercisable as determined by the Administrator. If no provision for exercisability is determined by the Administrator, the options become exercisable in annual 25% increments over four years. Restricted Stock becomes vested as determined by the Administrator. If the Administrator does not otherwise specify, restricted stock will become vested in full on the fifth anniversary of the date of grant. Restricted stock or option grants may require the satisfaction of performance goals as a condition of vesting or exercisability, as applicable. The board has the power to accelerate exercisability of options at any time and may waive any or all restrictions applicable to restricted stock awards at any time.

Term of Options. Options expire on the date determined by the Administrator. In the case of an incentive stock option, the expiration date may not be later than ten years after the date of grant (five years in the case of a 10% owner of Corautus).

Option Exercise Price. Unless otherwise determined by the Administrator, the purchase price of the common stock underlying each option under the Stock Plan is the fair market value of a share of our common stock on the date of grant. The exercise price is payable in the form determined by the Compensation Committee, which may include payment in cash, by check, in whole or in part by surrendering shares of common stock that the optionee held for at least six months before such surrender, by a cashless exercise program, or by any other method permitted by law.

Termination of Employment. Except as otherwise set forth in the option agreement, upon termination of the optionee’s service other than due to cause, death or disability, exercisable options remain exercisable for three months following termination of service. Except as otherwise set forth in the option agreement, upon termination of the optionee’s service due to death or disability, exercisable options remain exercisable for 12 months following termination of service. Except as otherwise set forth in the option agreement, upon termination of the optionee’s service for cause, all options terminate immediately. The board may extend the period during which options may be exercised following termination of service, but not past the options’ maximum permitted expiration date. Unless the board determines otherwise, shares of restricted stock still subject to restriction upon termination of the recipient’s service with Corautus are forfeited.

Transfers. Unless otherwise determined in writing by the Compensation Committee, shares of restricted stock subject to restrictions or other limitations and options are not transferable except by the laws of descent and distribution. Incentive stock options are not transferable except by the laws of descent and distribution.

Withholding. Award recipients are required to satisfy any tax withholding amounts, which may be by payment in cash, withholding from the individual’s regular pay, or any other arrangement acceptable to the Compensation Committee.

Amendment and Termination

The board may amend, alter, suspend or terminate the Stock Plan at any time. No amendment, alteration, suspension or termination will impair the rights of outstanding Award holders without the holders’ consent. Under current AMEX rules, the board may not materially amend the Stock Plan without stockholder approval. No awards may be granted under the Stock Plan more than ten years after its effective date of November 21, 2002.

Adjustments

In the event of a stock split, reverse stock split, stock dividend, combination or reclassification of our common stock, or other increase or decrease in the number of issued shares of our common stock without our receipt of consideration, the price and number of shares subject to outstanding Awards, the number of shares available for issuance under the Stock Plan, the number of shares added to the available shares each year, and the annual limits on grants shall be adjusted by the board. In the event of a merger of Corautus with or into another corporation, or a change in control (as defined in the Stock Plan), each outstanding Award shall be assumed or an equivalent award substituted by the successor corporation. If there is no assumption or substitution, all Awards become fully vested and exercisable, and all options terminate after a 15-day notice period.

Federal Income Tax Consequences

The following is a brief general description of the consequences that will apply under the Internal Revenue Code to the receipt of Awards under the Stock Plan:

Incentive Stock Options. An option holder has no tax consequences upon issuance or, generally, upon exercise of an ISO. An option holder will recognize income when that option holder sells or exchanges the shares acquired upon exercise of an ISO. This income will be taxed at the applicable capital gains rate if the sale or exchange occurs after the expiration of the requisite holding periods. Generally, the requisite holding periods expire two years after the date of grant of the ISO and one year after the date of acquisition of the common stock pursuant to the exercise of the ISO.

If an option holder disposes of the common stock acquired pursuant to exercise of an ISO before the expiration of the requisite holding periods, the option holder will recognize compensation income in an amount equal to the difference between the option price and the lesser of (i) the fair market value of the shares on the date of exercise and (ii) the price at which the shares are sold. This amount will be taxed at ordinary income rates. If the sale price of the shares is greater than the fair market value on the date of exercise, the difference will be recognized as gain by the option holder and taxed at the applicable capital gains rate. If the sale price of the shares is less than the option price, the option holder will recognize a capital loss equal to the excess of the option price over the sale price.

An option holder may have tax consequences upon exercise of an ISO if the aggregate fair market value of shares of the common stock subject to ISOs that first become exercisable by an option holder in any one calendar year exceeds $100,000. If this occurs, the excess shares will be treated as though they are subject to an NQSO instead of an ISO. Upon exercise of an option with respect to these shares, the option holder will have the tax consequences described below with respect to the exercise of NQSOs.

Finally, except to the extent that an option holder has recognized income with respect to the exercise of an ISO (as described in the preceding paragraphs), the amount by which the fair market value of a share of the common stock at the time of exercise of the ISO exceeds the option price will be included in determining an option holder’s alternative minimum taxable income, and may cause the option holder to incur an alternative minimum tax liability in the year of exercise.

There will be no tax consequences to us upon issuance or, generally, upon exercise of an ISO. However, to the extent that an option holder recognizes ordinary income upon exercise, as described above, we generally will have a deduction in the same amount.

Nonqualified Stock Options. Neither we nor the option holder has income tax consequences from the issuance of NQSOs. Generally, in the tax year when an option holder exercises NQSOs, the option holder recognizes ordinary income in the amount by which the fair market value of the shares at the time of exercise exceeds the option price for such shares. We generally will have a deduction in the same amount as the ordinary income recognized by the option holder in our tax year in which or with which the option holder’s tax year (of exercise) ends.

If an option holder exercises an NQSO by paying the option price with previously acquired common stock, the option holder will recognize income (relative to the new shares such option holder is receiving) in two steps. In the first step, a number of new shares equivalent to the number of older shares tendered (in payment of the NQSO exercised) is considered to have been exchanged in accordance with Internal Revenue Code §1036 and the rulings thereunder, and no gain or loss is recognized. In the second step, with respect to the number of new shares acquired in excess of the number of old shares tendered, the option holder will recognize income on those new shares equal to their fair market value less any nonstock consideration tendered. The new shares equal to the number of the older shares tendered will receive the same basis the option holder had in the older shares and the option holder’s holding period with respect to the tendered older shares will apply to those new shares. The excess new shares received will have a basis equal to the amount of income recognized by the option holder by exercise, increased by any nonstock consideration tendered. Their holding period will commence upon the exercise of the option.

Restricted Stock. A holder of restricted stock will recognize income upon its receipt, but generally only to the extent that it is not subject to a substantial risk of forfeiture. If the restricted stock is subject to restrictions that lapse in increments over a period of time, so that the holder becomes vested in a portion of the shares as the restrictions lapse, the holder will recognize income in any tax year only with respect to the shares that become nonforfeitable during that year. The income recognized will be equal to the fair market value of those shares, determined as of the time that the restrictions on those shares lapse. That income generally will be taxable at ordinary income tax rates. We generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder of the restricted stock.

A holder of restricted stock may elect instead to recognize ordinary income for the taxable year in which he or she receives an award of restricted stock in an amount equal to the fair market value of all shares of restricted stock awarded to him or her (even if the shares are subject to forfeiture). That income will be taxable at ordinary income tax rates. At the time of disposition of the shares, a holder who has made such an election will recognize gain in an amount equal to the difference between the sales price and the fair market value of the shares at the time of the award. Such gain will be taxable at the applicable capital gains rate. Any such election must be made within 30 days after the transfer of the restricted stock to the holder. We will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder at the time of his or her election.

Limitation on Our Deductions. No federal income tax deduction is allowed for compensation paid to a “covered employee” in any of our taxable years to the extent that such compensation exceeds $1,000,000. For this purpose, “covered employees” are generally our chief executive officer and our four highest compensated officers, and the term “compensation” generally includes amounts includable in gross income as a result of the exercise of stock options or the receipt of restricted stock. This deduction limitation does not apply to compensation that is (1) commission based compensation, (2) performance based compensation, (3) compensation which would not be includable in an employee’s gross income, and (4) compensation payable under a written binding contract in existence on February 17, 1993, and not materially modified thereafter.

ERISA. The Stock Plan is not, and is not intended to be, an employee benefit plan or tax-qualified retirement plan. The Stock Plan is not, therefore, subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Code §401(a).

Our board of directors unanimously recommends that the stockholders vote “FOR” Proposal No. 2 to approve the 2002 Stock Plan as amended and restated.

PROPOSAL 3—APPROVAL OF STOCK ISSUANCE IN PRIVATE PLACEMENT(S)

Stockholders are being asked to approve the sale and issuance in one or more private placements to investors, who have not yet been identified, of up to 5,000,000 shares of our common stock. The purchase price of the common stock will be determined at the time of the private placement, but in no event will the sale of common stock to any investor be at a price per share more than 30% below the then current market value of our common stock as traded on the American Stock Exchange (or applicable market or exchange at that time) at the time the definitive purchase contract is entered into with the investor. As a further inducement to investors purchasing common stock, we may also grant warrants to the investors giving them the right to purchase additional shares of our common stock. The number of shares covered by the warrants will not exceed one share for every two shares purchased, which is commonly referred to as 50% warrant coverage. In aggregate, the warrants will grant rights to purchase not more than 2,500,000 shares of our common stock. The warrants will permit the holders to purchase shares of common stock at a price not less than 10% above the market value of our common stock at the time of the grant of the warrant.

Overview

We have no significant revenues at this time and must therefore raise substantial funds either from equity or loans to fund ongoing operations and the cost of the upcoming Phase IIb clinical trial of our gene transfer therapy. We expect that the cost of the Phase IIb clinical trial will be approximately $30,000,000, however, additional costs may be associated with any changes in the protocol. Subsequent trials needed prior to the receipt of commercial revenues, if ever achieved, will cost additional substantial sums of money.

We have been raising money in two primary ways. First, we have a $15 million loan facility with Boston Scientific Corporation, with whom we are in a strategic alliance. The availability of the loan proceeds is tied to us meeting certain milestones. In December 2003 Boston Scientific made the first advance of $2.5 million on that loan facility in advance of the first milestone having been met.

Second, we have also been raising funds by the private placement of our securities to investors. In these transactions, we have sold unregistered securities and granted the investors certain registration rights. After examining other options, we have concluded that additional private transactions for our common stock are the most effective way for us to raise funds at a reasonable cost and that market conditions support these private transactions at this time.

In December 2003, we completed the funding of a private transaction to three investors in the amount of $2,150,000 and issued 541,690 shares of our common stock and warrants to purchase 108,338 shares of common stock at $5.4375 per share, which is 20% warrant coverage. The price of our common stock was $3.97 per share, which at the time the contract was entered into was a 10% discount to then current market price of the common stock. The exercise price of the common stock under the warrants was at 125% of the market value of the common stock on the date of the closing. In January, 2004 we completed the second part of this private transaction in the amount of $1,000,000 and issued 251,950 shares of our common stock and warrants to purchase 50,390 shares of common stock at $6.7625 per share. As with the first part of this transaction, the price of the common stock was at $3.97 per share, which at the time the contract was entered into was a 10% discount to then current market price. The exercise price of the common stock under the warrants was also at 125% of the market value on the date of the closing. The warrant coverage was also 20%.

In January 2004, we completed the funding of a second private transaction to two institutional investors in the amount of $5,260,680 and issued 1,200,000 shares of our common stock and warrants to purchase 240,000 shares of common stock at $6.72 per share, which is 20% warrant coverage. In this transaction, the price of the common stock was $4.3839 per share, which at the time the contract was entered into was a 10% discount to the then current market price of the common stock. The exercise price of the common stock under the warrants was 120% of the market price of the common stock on the date of the closing.

In March 2004, we completed the funding of a third private transaction to two institutional investors in the amount of $2,249,984 and issued 376,000 shares of our common stock and warrants to purchase 18,800 shares of common stock at $8.375 per share, which is 5% warrant coverage. In this transaction the price of the common stock was $5.9835 per share, which at the time the contract was entered into was a 12% discount to the then current market price of the common stock. The exercise price of the common stock under the warrants was 125% of the market price of the common stock on the date of the closing.

All three of these private transactions were in alignment with the strategy adopted by the directors and management and were priced in the range of similar transactions for comparable biotechnology companies.

AS OF THE DATE OF THIS PROXY STATEMENT, WE HAVE IDENTIFIED AND ARE CURRENTLY IN DISCUSSIONS WITH CERTAIN OTHER POTENTIAL INVESTORS. THIS PROXY

STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION TO BUY ANY OF OUR SECURITIES IN THE PRIVATE PLACEMENT OR OTHERWISE.

Reasons for the Proposed Private Placement

We will primarily use the proceeds from the private placement to fund our clinical development of our gene transfer therapy to effect therapeutic angiogenesis, the process of formation or growth of new blood vessels, utilizing a gene known as Vascular Endothelial Growth Factor 2, or VEGF-2, and for general corporate and working capital purposes. We already have in hand sufficient cash to fund our activities and clinical trial into the first quarter of 2005. The net proceeds from the proposed private placement will enhance our liquidity, strengthen our balance sheet and, we believe, provide for the balance of the financing needed to complete the Phase IIb trial as well as some of the cost of a subsequent Phase III trial.

Reasons for Stockholder Approval

Approval of this resolution by the stockholders will permit us to continue to make private placements of our stock. To date we have been able to accomplish private placements without stockholder approval; however, under the rules of the American Stock Exchange on which our stock is currently traded, there are limitations to the percentage of our stock that may be sold in an offering at a discount to market price without stockholder approval. Under the American Stock Exchange Constitution and Rules, Section 713, we are required to obtain stockholder approval of a “transaction involving the sale . . . by the company of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock.” The 5,000,000 shares and warrants to purchase 2,500,000 shares of our common stock that we propose to sell is more than 20% of the 12,406,731 shares of common stock outstanding on March 26, 2004. Thus, we need stockholders’ approval to issue this number of additional securities in a private placement if the securities are to be sold at a discount. We believe that the type of private transaction we are anticipating will most likely involve some level of discount, in part because the investors are generally not receiving shares that are then registered and due to the large amount of shares of common stock being purchased. In the event that stockholder approval is not obtained, we may not be able to issue this number of additional securities, at least not without spreading the sales over a longer period of time. During the delay market conditions may change in a manner that does not favor biotechnology companies. We may then be unable to raise funds upon favorable terms, if at all. This may prevent us from raising the capital necessary to complete our clinical trials and continue our operations.

No Dissenters’ Rights

Under applicable Delaware law, our stockholders are not entitled to dissenters’ or appraisal rights with respect to the approval of the private placement(s).

Summary of Terms of the Private Placement

The following is a summary of the terms and limits for the private placement(s).

We are seeking stockholder approval to sell up to 5,000,000 shares of common stock, with the price of each share to be determined by the market value of the common stock on the date of the contract to purchase the shares. We expect to sell such shares of common stock at the then market price less a discount, which discount will not exceed 30% of the then market price. The investors may also receive warrants entitling them to purchase an additional number of shares of common stock. The warrant coverage will not exceed 50%, or the right to purchase one share of common stock for each two shares of common stock purchased. The exercise price of the common stock under the warrants will be at least 110% above the market price on the date the contract is entered into.

We expect that the shares of common stock which will be sold in this manner will not be registered with the SEC at the time of sale, but that we will have the obligation to cause them to be registered within a short time period after the sale.

The transactions being authorized will need to be completed by December 31, 2004.

Impact of the Private Placement(s) on Existing Stockholders—Advantages and Disadvantages

Advantages. Before voting, each stockholder should consider the fact that the private placement(s) will provide additional financing, which will be critically important to our efforts to continue our clinical development program and our operations. You should consider the fact that our current capital resources are limited. We believe that our existing capital resources will be sufficient to support our current operating plan only into the first quarter of 2005. We will require additional financing to fund our operations beyond that date. Thus, if we do not have stockholder approval for the private transactions, we may be required to delay or reduce the size of our private placements. Later financing may not be available when needed, or on acceptable terms, or at all.

Disadvantages. The private placement(s) will have a dilutive effect on our current stockholders. Our current stockholders’ aggregate percentage ownership will decline significantly as a result of the private placement(s). The number of shares issued pursuant to the private placement(s) will increase substantially the number of shares of common stock currently outstanding. This means that our current stockholders will own a smaller interest in Corautus as a result of the private placement(s). For purposes of example only, a stockholder who owned approximately 5.0% of our outstanding shares of common stock as of March 18, 2004, would own approximately 3.6% of the shares outstanding immediately after the private placement(s), assuming all of the 5,000,000 shares of common stock are sold and would own approximately 3.1% of our shares of common stock outstanding immediately after the private placement(s), assuming full exercise of the warrants to purchase 2,500,000 additional shares of common stock.

All shares of common stock issued in the private placement(s) and issuable upon the exercise of the warrants likely will be entitled to registration rights. Consequently, if these shares are registered, the shares may be freely transferable without restriction under the Securities Act of 1933, as amended, absent other securities law restrictions. Such free transferability could materially and adversely affect the market price of our common stock if a sufficient number of such shares are sold into the market. In addition, even if the shares of common stock are not registered, the investors may be eligible to sell some of the common stock pursuant to Rule 144 of the Securities Act.

Post Closing Capitalization

As of March 26, 2004, there were 12,406,731 shares of our common stock outstanding. Assuming (i) the private placement took place on March 26, 2004 at a discount of 15% (the closing price for our common stock on March 26 was $6.70 per share), (ii) investors purchase all 5,000,000 shares of common stock offered, and (iii) full exercise of the warrants to be issued in the private placement(s) for 2,500,000 shares at a 15% premium (equal to 50% of the number of shares of common stock purchased by the investors), the approximate number of shares of our common stock outstanding upon the closing of the private placement(s) would be 19,906,731 shares. The aggregate gross proceeds to Corautus in this hypothetical private placement would be $47,737,500.

Vote Required and Recommendation for Proposal No. 3

Stockholders are requested in this Proposal No. 3 to approve the proposed private placement(s). The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the proposed private placement(s). No further authorization for the issuance of the securities in the private placement(s) will be solicited prior to the issuance of such securities.

Our board of directors unanimously recommends that the stockholders vote “FOR” Proposal No. 3 to approve the stock issuance in one or more private placements.

PROPOSAL 4—RATIFICATION OF RE-APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee has re-appointed the firm of Ernst & Young LLP to serve as our independent accountants for the year ending December 31, 2004, and has directed that such re-appointment be submitted to our stockholders for ratification at the Annual Meeting. If our stockholders do not ratify the re-appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for Corautus’ by Ernst & Young LLP as of or for the fiscal years ended December 31, 2003 and 2002 are set forth below. The aggregate fees included in the Audit category are fees billed for the fiscal years for the audit of Corautus’ annual financial statements and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

	Fiscal Year 2003	Fiscal Year 2002
Audit Fees	$71,500	$72,231
Audit-Related Fees	$118,926	$36,842
Tax Fees	$4,400	$6,845
All Other Fees	$0	$0
Total	$194,826	$115,918

Audit Fees for the fiscal years ended December 31, 2003 and 2002 were for professional services rendered for the audits of the annual consolidated financial statements of Corautus included in Corautus’ Annual Report on From 10-K and quarterly review of the financial statements included in Corautus’ Quarterly Reports on Form 10-Q.

Audit-Related Fees for the fiscal years ended December 31, 2003 and 2002 were primarily for services related to the merger with Vascular Genetics Inc., and the related registration statement on Form S-4 and its amendments.

Tax Fees for the fiscal years ended December 31, 2003 and 2002 were primarily related to tax compliance.

There were no fees that fall into the classification of All Other Fees as of the fiscal years ended December 31, 2003 and 2002.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

As specified in the Audit Committee charter, the Audit Committee pre-approves all audit and non-audit services provided by the independent accountants prior to the receipt of such services. Thus, the Audit Committee approved 100% of the services set forth in the above table prior to the receipt of such services and no services were provided under the permitted de minimus threshold provisions.

The Audit Committee of the board of directors has determined that the provision of these services is compatible with the maintenance of the independence of Ernst & Young LLP.

The board of directors unanimously recommends that the stockholders vote “FOR” Proposal No. 4 to ratify the re-appointment of Ernst & Young LLP as independent accountants of Corautus.

STOCKHOLDERS’ PROPOSALS FOR 2005 ANNUAL MEETING

In accordance with our Bylaws, proposals of stockholders, including nominations for the board of directors, intended to be presented at the 2005 Annual Meeting of Stockholders must be received by us at our executive offices in Atlanta, Georgia, on or before December 3, 2004 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting and/or to be properly brought before the meeting.

AVAILABILITY OF ANNUAL REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K

Copies of our Annual Report to Stockholders on Form 10-K for the year ended December 31, 2003, which includes certain financial information about us, have been mailed to our stockholders. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 as filed with the SEC (exclusive of exhibits and documents incorporated by reference), may also be obtained for free by directing written requests to: Corautus Genetics Inc., Secretary, 75 Fifth Street, NW, Suite 313, Atlanta, Georgia 30308 (404) 526-6200. Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents.

LIST OF CORAUTUS’ STOCKHOLDERS

A list of our stockholders as of March 26, 2004, the record date for the Annual Meeting, will be available for inspection at our corporate headquarters during normal business hours during the 10-day period prior to the Annual Meeting.

HOUSEHOLDING

Unless contrary instructions are received, we may send a single copy of the Annual Report, Proxy Statement and Notice of Annual Meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process is known as “householding” and helps reduce the volume of duplicate information received at a single household, which reduces costs and expenses borne by us.

If you would like to receive a separate set of our annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and the two of you would like to receive only a single set of our annual disclosure documents, follow the instructions below:

1. If your shares are registered in your own name, please contact our transfer agent by writing to them at U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91204 (Attn: Corautus Genetics Inc. Representative).

2. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Our board of directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of Corautus.

By Order of the Board of Directors.

Richard E. Otto President, Chief Executive Officer and Director

Atlanta, Georgia

April 7, 2004

Appendix A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF

CORAUTUS GENETICS INC.

1.	PURPOSE

The Audit Committee (the “Committee”) of the Board of Directors of Corautus Genetics Inc. (the “Company”) shall assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities with respect to: (i) the financial reports and other financial information provided by the Company to the public or any governmental body; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the Company’s systems of internal controls regarding finance, accounting and legal compliance; (iv) the qualifications and independence of the Company’s independent auditors; (v) the performance of the Company’s internal audit function and independent auditors; (vi) the Company’s auditing, accounting, and financial reporting processes generally; and (vii) the performance of such other functions as the Board may assign from time to time. To this end, the Committee will maintain free and open communication with the Board, the independent auditors, the Company’s internal auditor and any other person responsible for the financial management of the Company. The Committee will also prepare the report of the Committee required by the rules of the Securities and Exchange Commission to be filed in the Company’s annual proxy statement. Consistent with its functions, the Committee will encourage continuous improvement of, and will foster adherence to, the Company’s policies, procedures and practices at all levels.

The Committee will primarily fulfill its responsibilities by carrying out the activities enumerated in Section 5 of this Charter.

As an oversight body, the Committee does not have responsibility for day-to-day operations and financial reporting. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles; rather, this is the responsibility of management.

2.	COMPOSITION AND ORGANIZATION

The Committee will consist of five directors, or such lesser number determined by the Board (but at no time less than three members), each of whom must be an “Independent Director” (as defined below). Members of the Committee shall be appointed by the Board and, unless otherwise directed by the Board, shall serve one-year terms. Members may be removed by the Board at any time with or without cause. Upon the removal or resignation of a member, the Board may appoint a successor to serve the remainder of the unexpired term. One member of the Committee will be appointed chairperson by the Board. If the Board fails to appoint the Committee’s chairperson, the Committee will appoint one member of the Committee as chairperson. The Committee shall have the power to create subcommittees with such powers within its areas of responsibility as the Committee shall from time to time confer.

For purposes of this Charter, the term “Independent Director” means: a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a member of the Committee or a director. The following persons shall not be considered independent:

♦	director who is, or during the past three years was, employed by the Company or any parent or subsidiary of the Company;

♦	director who accepts or who has an immediate family member (as defined below) who accepts any payments from the Company or any of its affiliates, in excess of $60,000 during the current fiscal year or any of the past three fiscal years, other than compensation for board or board committee service, benefits under a tax-qualified retirement plan, non-discretionary compensation, or payments arising solely from investments in the company’s securities;

♦	director who is an immediate family member of an individual who is, or has been in any of the past three years, employed by the Company or any parent or subsidiary of the Company as an executive officer;

♦	director who is, or has an immediate family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization, including a non-profit entity, to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

♦	director who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the Company’s executive officers serve or served on the compensation committee of such other entity; or

♦	director who is, or has an immediate family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Additionally, the following enhanced “Independent Director” requirements apply to members of the Audit Committee. Each member of the Audit Committee must meet the following requirements:

♦	Does not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company or any subsidiary thereof (fees shall not include fixed amounts of compensation under a retirement plan for prior service and fees related to service on the board or a committee thereof);

♦	Is not an affiliated person of the Company or any subsidiary thereof; and

♦	Is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement.

For purposes of this Charter, indirect compensation includes, for example, compensation paid by the Company to a consulting firm, investment bank, financial advisory firm, accounting firm, or law firm with which a director serves as an executive officer, partner, or similar position. Additionally, a person shall be deemed affiliated with the Company if such person, directly or indirectly, controls, or is controlled by, or is under common control with, the Company. A person shall not be deemed to be in control of the Company if such person is not the beneficial owner, directly or indirectly, of more than 10% of any class of voting equity securities of the Company and such person is not an executive officer of the Company.

For purposes of this Charter, “Family Member” includes a person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person’s home (other than domestic employees). The above criteria for director independence may be revised from time to time to conform to the requirements of a stock exchange and requirements promulgated by the Securities and Exchange Commission.

3.	QUALIFICATIONS

Each member of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. Additionally, the chairperson of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual’s financial sophistication, including being able to meet the requirements of a “financial expert” as that term is defined by the Securities and Exchange Commission and as required by the Sarbanes-Oxley Act of 2002, which are as follows:

♦	Has an understanding of generally accepted accounting principles and financial statements

♦	Has the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves

♦	Has experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities

♦	Has an understanding of internal controls and procedures for financial reporting; and

♦	Has an understanding of audit committee functions.

No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Nominating and Governance Committee and the Board determine that such simultaneous service would not impair the ability of such director to effectively serve on the Committee and such determination is disclosed in the Company’s annual proxy statement.

4.	MEETINGS

The Committee will meet at least four times annually and more frequently as circumstances dictate. The Committee chairperson will establish the agenda for each Committee meeting. As part of its job to foster open communication, the Committee will meet at least quarterly with management, the internal auditor and the independent auditors in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately. In addition, the Committee will meet with the independent auditors and management quarterly to review the Company’s financials, consistent with Section 5 below.

5.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Committee will:

1.	Document / Report Review

(a)	Review this Charter at least annually, update this Charter as necessary and ensure that this Charter is posted on the Company’s website.

(b)	Review any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditors.

(c)	Review with financial management and the independent auditors each Form 10-Q and Form 10-K prior to its filing.

(d)	Review, at least annually, a report by the independent auditors describing: (i) the independent auditors’ internal quality-control procedures and (ii) any material issues raised by the most recent review of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues.

(e)	Review a formal written statement submitted by the independent auditors to the Company at least annually which delineates all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1 and hold discussions with the independent auditors regarding any disclosed relationships that may impact the auditor’s objectivity or independence.

(f)	Review a report of the independent auditors prior to the filing of the Form 10-K or the release of any audited financial statements of the Company with respect to:

(i)	all critical accounting policies and practices used;

(ii)	all alternative treatments of financial information within generally accepted accounting principles (GAAP) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

(iii)	other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

(g)	Review with management, including both the Chief Executive Officer and Chief Financial Officer: (i) on a quarterly basis, the report of the Disclosure Controls Committee and the internal control system, and (ii) on an annual basis, the internal control report to be filed with the Company’s annual report on Form 10-K.

(h)	Prepare (or cause to be prepared) the report of the Committee to be included in the Company’s annual proxy statement.

2.	Independent Auditors and Other Advisors

(a)	Have sole authority, without Board action, to select and hire the independent auditors, considering independence and effectiveness. On an annual basis, the Committee should review and discuss with the independent auditors all disclosed relationships the independent auditors have with the Company to determine the independent auditors’ objectivity and independence, consistent with Independence Standards Board Standard No. 1.

(b)	Have sole authority, without Board action, to approve the independent auditors’ fees.

(c)	Have sole authority, without Board action, to approve all audit and non-audit services provided by the independent auditors, prior to the Company’s receipt of such services. All approved non-audit services shall be disclosed in the Company’s periodic reports required by Section 13(a) of the Securities Exchange Act of 1934.

(d)	Review and evaluate the qualifications, performance and independence of the independent auditors; when circumstances warrant, discharge the independent auditors; and nominate independent auditors for stockholder approval in the Company’s annual proxy statement. The independent auditors will be accountable to the Board and the Committee, as representatives of the stockholders of the Company.

(e)	Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the Company’s financial statements.

(f)	Have sole authority, without Board action, to set clear hiring policies for employees or former employees of the independent auditors, including the requirement that no person be hired as Chief Executive Officer, Chief Financial Officer, Controller, Chief Accounting Officer or any other financial reporting oversight role if such person was employed by the independent auditors and participated in any capacity in the audit of the Company during the one year period preceding the date of initiation of such audit.

(g)	Have sole authority, without Board action, to hire and determine the fees and other retention terms for legal, accounting and other advisors to the Committee as it sees fit.

3.	Financial Reporting Processes

(a)	Discuss the annual audited financial statements and quarterly financial statements with management and the independent auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

(b)	Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

(c)	In consultation with the independent auditors, review the integrity of the Company’s internal and external financial reporting processes.

(d)	Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

(e)	Consider and approve, if appropriate, major changes to the Company’s accounting principles and practices as suggested by the independent auditors or management.

4.	Process Improvement

(a)	Establish regular and separate systems of reporting to the Committee by each of management and the independent auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

(b)	Following completion of the annual audit, review separately with each of management and the independent auditors any problems or difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information, and management’s response to the problems or difficulties.

(c)	Review any significant disagreement between management and the independent auditors in connection with the preparation of the financial statements.

(d)	Review with the independent auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

(e)	Report to the Board on a regular basis and forward copies of the minutes of all meetings to the Board.

(f)	Establish procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters; and (ii) the confidential anonymous submission by employees of concerns regarding accounting or auditing matters.

(g)	Annually review and evaluate the performance of the Committee.

5.	Legal Compliance

(a)	Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements and compliance programs and policies.

(b)	Review and discuss the Company’s risk assessment and risk management policies.

(c)	Review and approve all related party transactions.

(d)	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

Appendix B

CORAUTUS GENETICS INC.

2002 STOCK PLAN

ARTICLE I

PURPOSE AND HISTORY OF THE PLAN

The purposes of the Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits awards of Incentive Stock Options, Nonqualified Stock Options and Restricted Stock. The Company intends that Incentive Stock Options granted under the Plan qualify as incentive stock options under Code §422. Nonqualified Stock Options are options that do not qualify as Incentive Stock Options and are subject to taxation under Code §83. Awards of Restricted Stock are subject to taxation under Code §83.

The Board of Directors of the Company originally adopted the Plan, which was then known as the GenStar Therapeutics Corporation 2002 Stock Plan, at its meeting on November 21, 2002, and the Plan was approved by the Company’s shareholders on February 4, 2003.

Effective as of April 11, 2003, the First Amendment to the Plan was adopted to reflect the change in the Company’s name from Genstar Therapeutics Corporation to Corautus Genetics Inc., and the Plan became known as the Corautus Genetics Inc. 2002 Stock Plan.

The Board of Directors of the Company approved this amendment and restatement of the Plan at its meeting on February 12, 2004, to become effective as of May 7, 2004, upon approval by the Company’s shareholders. Options granted under the Plan before the effective date of this restatement shall be governed by the terms of the Plan as in effect on the date of grant of such Options.

ARTICLE II

DEFINITIONS

Words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular. The headings in this Plan are for convenience of reference. Headings are not a part of the Plan and shall not be considered in the construction hereof. Any reference in this Plan to a provision of law which is later revised, modified, finalized or redesignated, shall automatically be considered a reference to such revised, modified, finalized or redesignated provision of law. As used herein, the following definitions shall apply:

2.1 “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Article 5 of the Plan.

2.2 “Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options or Restricted Stock are, or will be, granted under the Plan.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Cause” shall have the same definition as used for that term in the Service Provider’s employment agreement, and if none exists, then in the offer letter of employment or service to the Service Provider from the Company, if any. If the Service Provider does not have an employment agreement with or an offer letter from the Company, the term “Cause” means:

(a) the willful and continuous failure to substantially perform the Service Provider’s duties (other than as a result of injury or illness);

(b) any violation of any Federal or state law or regulation, the violation of which can reasonably be expected to expose the Company to criminal investigation or prosecution, material regulatory investigation, material financial loss and/or significant injury to its business reputation, or any breach of any written agreement with the Company or of any other written agreement the Company may designate, or conviction for a felony (including, without limitation, any nolo contendere plea), or any adjudication of a perpetration of a common law fraud;

(c) engagement in any activity that is in conflict of interest or competitive with the Company or its affiliates (other than any isolated, insubstantial and inadvertent action not taken in bad faith and which is promptly remedied upon notice by the Company);

(d) engaging in any act of fraud or dishonesty against the Company or any of its affiliates or any material breach of federal or state securities or commodities laws or regulations;

(e) engaging in an act of assault or other acts of violence in the workplace; or

(f) harassment of any individual in the workplace based on age, gender or other protected status or class or violation of any policy of the Company regarding harassment.

2.5 “Change in Control” means the occurrence of any of the following events:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(b) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(c) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(d) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

2.6 “Code” means the Internal Revenue Code of 1986, as amended.

2.7 “Common Stock” means the $0.001 par value per share common stock of the Company.

2.8 “Company” means Corautus Genetics Inc., a Delaware corporation.

2.9 “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

2.10 “Director” means a member of the Board.

2.11 “Disability” means a Service Provider’s eligibility to receive long-term disability benefits under a plan sponsored by the Company or one of its Parents or Subsidiaries, or if no such plan is applicable, total and permanent disability as defined in Section 22(e)(3) of the Code.

2.12 “Employee” means any common law employee of the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

2.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.14 “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The NASDAQ Stock Market or The Nasdaq SmallCap Market of The NASDAQ Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal (Eastern Edition) or such other source as the Administrator deems reliable;

(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal (Eastern Edition) or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Common Stock, the Fair Market Value on the date of determination shall be determined in good faith by the Administrator, based on its knowledge of all facts and circumstances, including but not limited to any recent sales or purchases of the Common Stock.

2.15 “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

2.16 “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

2.17 “Option” means a stock option granted pursuant to the Plan.

2.18 “Option Agreement” means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

2.19 “Option Exchange Program” means a program whereby outstanding Options are surrendered in exchange for Options with a lower exercise price.

2.20 “Optioned Stock” means the Common Stock subject to an Option or Restricted Stock grant.

2.21 “Optionee” means the holder of an outstanding Option granted under the Plan.

2.22 “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

2.23 “Performance Measures” means any one or more of the criteria or measurements by which specific performance goals may be established and performance may be measured, as determined by the Administrator in its discretion. Performance Measures may include the following: (i) earnings before interest expense, taxes, depreciation and amortization (“EBITDA”); (ii) earnings before interest expense and taxes (“EBIT”); (iii) net earnings; (iv) net income; (v) operating income; (vi) earnings per share; (vii) growth; (viii) return on shareholders’ equity; (ix) capital expenditures; (x) expenses and expense ratio management; (xi) return on investment; (xii) improvements in capital structure; (xiii) profitability of an identifiable business unit or product; (xiv) profit margins; (xv) stock price; (xvi) market share; (xvii) revenues or sales; (xviii) costs; (xix) cash flow; (xx) working capital; (xxi) return on assets; (xxii) economic value added; (xxiii) industry indices; (xxiv) peer group performance; (xxv) regulatory ratings; (xxvi) asset quality; (xxvii) gross or net profit; (xxviii) capital raising thresholds; (xxix) agency approval; (xxx) commencement, acceleration, close or certain milestones in connection with our clinical trials; (xxxi) trial results; or (xxxii) stock exchange requirements. Performance Measures may relate to the Company and/or one or more of its subsidiaries, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Administrator determines. In addition, to the extent consistent with the requirements of Section 162 of the Code, the performance measures may be calculated without regard to extraordinary items.

2.24 “Plan” means this Corautus Genetics Inc. 2002 Stock Plan.

2.25 “Recipient” means the holder of an outstanding award of Restricted Stock under the Plan.

2.26 “Restricted Stock” means an award of Common Stock subject to such conditions, restrictions and contingencies as the Administrator determines, which may include the satisfaction of specified goals based on Performance Measures.

2.27 “Restricted Stock Agreement” means a written agreement signed and dated by the Administrator (or its designee) and a Recipient that specifies the terms and conditions of an award of Restricted Stock.

2.28 “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

2.29 “Service Provider” means an Employee, Director or Consultant.

2.30 “Share” means a share of the Common Stock, as adjusted in accordance with Section 12 of the Plan.

2.31 “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

ARTICLE III

STOCK SUBJECT TO THE PLAN

3.1 Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is:

(a) 3,500,000 Shares, plus

(b) any Shares which were reserved but not issued under the Company’s Urogen Corp. 1999 Stock Plan (the “1999 Plan”), the Company’s Urogen Corp. 1995 Stock Plan (the “1995 Plan”) and the Company’s Urogen Corp. 1995 Director Option Plan (the “1995 Director Plan”) as of February 4, 2003, plus

(c) any Shares returned to the 1999 Plan, the 1995 Plan and the 1995 Director Plan as a result of termination, cancellation or expiration of options issued under the 1999 Plan, the 1995 Plan and the 1995 Director Plan, plus

(d) an annual increase to be added on the first day of the Company’s fiscal year beginning in 2005, equal to the lesser of (i) 300,000 shares, (ii) 2% of the outstanding shares on such date, or (iii) if formal action is taken by the Board prior to such date, a lesser amount determined by the Board.

The Shares may be authorized, but unissued, or reacquired Common Stock. In addition, the number of shares of Common Stock subject to option grants made under the Plan which are forfeited, canceled or expired without the issuance of Common Stock, shall again be available for issuance under new Options or awards of Restricted Stock made under the Plan; provided, however, that Shares that have actually been issued under the Plan, whether upon exercise of an Option or grant of Restricted Stock, shall not be returned to the Plan and shall not become available for future distribution under the Plan.

ARTICLE IV

TERM OF PLAN

The Plan became effective upon its initial adoption by the Board on November 21, 2002. It shall continue in effect for a term of ten (10) years unless terminated earlier under Article XI of the Plan.

ARTICLE V

ADMINISTRATION OF THE PLAN.

5.1 Procedure. The Board shall appoint the Administrator from among its members to serve at the pleasure of the Board; provided, if at any time no such Administrator is appointed, the Board shall serve as the Administrator. The Board from time to time may remove members from, or add members to, the Administrator and shall fill all vacancies thereon.

(a) Outside Directors for Section 162(m) Purposes. No Director serving on the Administrator may be a current or former employee of the Company, its Parent or Subsidiary receiving compensation for current or prior services (other than benefits under a tax-qualified retirement plan) during each taxable year during which the Director serves on the Administrator. Furthermore, no Director serving on the Administrator shall be a current or former officer of the Company, its Parent or Subsidiary or shall be receiving direct or indirect remuneration from such a corporation in any capacity other than as a Director. The requirements of this subsection are intended to comply with the “outside director” requirements of Treas. Reg. §1.162-27(e)(3) or any successor regulation and shall be interpreted and construed in a manner which assures compliance with the “outside director” requirement of Section 162(m)(4)(C)(i) of the Code. To the extent Code Section 162(m) or the regulations issued thereunder are modified to reduce or increase the restrictions on who may serve on the Administrator, the Plan shall be deemed modified in a similar manner.

(b) Nonemployee Directors for Rule 16b-3 Purposes. No Director serving on the Administrator may (i) be a current officer or employee of the Company, its Parent or Subsidiary, (ii) receive direct or indirect compensation from the Company, its Parent or Subsidiary for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Rule 404(a) under the Exchange Act, (iii) does not possess an interest in any other transaction for which disclosure would be required pursuant to Rule 404(a) under the Exchange Act; and (iv) is not engaged in a business relationship for which disclosure would be required under Rule 404(a) under the Exchange Act. The requirements of this subsection are intended to comply with Rule 16b-3 or any successor rule or regulation, and shall be interpreted and construed in a manner which assures compliance with said Rule. To the extent Rule 16b-3 is modified to reduce or increase the restrictions on who may serve on the Administrator, the Plan shall be deemed modified in a similar manner.

5.2 Powers of the Administrator. Subject to the provisions of the Plan, the Administrator shall have the authority, in its discretion:

(a) to determine the Fair Market Value of the Common Stock

(b) to select the Service Providers to whom Options and Restricted Stock may be granted hereunder;

(c) to determine the number of shares of Common Stock to be covered by each Option and award of Restricted Stock granted hereunder;

(d) to approve forms of agreement for use under the Plan;

(e) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option or award of Restricted Stock granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Restricted Stock or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(f) to establish, approve and evaluate specific performance goals based on Performance Measures for grants of Options and/or Restricted Stock;

(g) to institute an Option Exchange Program;

(h) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

(i) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(j) to modify or amend each Option or Restricted Stock award (subject to Section 14(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

(k) to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or vesting of Restricted Stock that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Optionee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(l) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option or Restricted Stock previously granted by the Administrator;

(m) to make all other determinations deemed necessary or advisable for administering the Plan.

5.3 Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Optionees and Recipients and any other holders of Options or Restricted Stock.

5.4 Awards of Performance-Based Compensation. At its discretion, the Administrator may make grants of Options and/or awards of Restricted Stock under the Plan that are intended to comply with the “performance-based” compensation provisions of Code Section 162(m). Under any such grants or awards, the number of shares becoming exercisable under an Option or transferable under an award of Restricted Stock may be determined based on the attainment of written performance goals approved by the Administrator for a specified performance period. The performance goal shall state, in terms of an objective formula or standard, the method of computing the amount of the Optioned Shares or the Restricted Stock that becomes exercisable or vested to the Optionee or Recipient if the goal is attained. The performance goals must be established by the Administrator in writing no more than 90 days after the commencement of the performance period or, if less, the number of days that is equal to 25% of the relevant performance period. Performance goals shall be based on one or more Performance Measures. To the degree consistent with Code Section 162(m), the performance goals may be calculated without regard to extraordinary items.

ARTICLE VI

OPTIONS

6.1 Nonstatutory Stock Options may be granted to any Service Provider. Incentive Stock Options may be granted only to Employees. When the Administrator grants an Option hereunder, it shall prepare (or cause to be prepared) an Option Agreement that specifies the following terms:

(a) the name of the Optionee;

(b) the total number of Shares to which the Option pertains;

(c) the exercise price of the Option;

(d) the date as of which the Administrator granted the Option;

(e) the type of Option granted (Incentive Stock Option or a Nonstatutory Stock Option);

(f) the requirements for the Option to become exercisable, such as continuous service, time-based schedule, period and goals based on Performance Measures to be satisfied, etc., which shall include, if applicable:

(1) the period over which performance is to be measured, if any, which may be of a short-term or long-term duration;

(2) the specific goals based on Performance Measures upon satisfaction of which the Option is to become exercisable, if any;

(3) the specific dates as of which Performance Measures, if any, are to be measured; and

(g) the term of the Option.

6.2 Date of Grant. The date of grant of an Option shall be, for all purposes, the date on which the Administrator formally takes action granting such Option, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

6.3 Limitations.

(a) Notwithstanding designation of an Option as an Incentive Stock Option, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(b) The following limitations shall apply to grants of Options:

(1) Except as provided in subsection (ii) below, no Service Provider shall be granted, in any calendar year beginning with the 2004 year, Options to purchase more than 600,000 Shares.

(2) In connection with his or her initial service, effective beginning in 2004, a Service Provider may be granted a maximum of Options to purchase up to 1,000,000 Shares, which shall not count against the limit set forth in subsection (1) above.

(3) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Article VIII.

(4) If an Option is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Article VIII), the cancelled Option will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

6.4 Transferability of Options. Unless determined otherwise in writing by the Administrator, no Option may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and Options may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Option transferable, such Option shall contain such additional terms and conditions as the Administrator deems appropriate.

6.5 Agreement. Each Option shall be evidenced by an Option Agreement signed by the Optionee signed by the Recipient. Failure of a Service Provider to execute an Option Agreement or Restricted Stock Agreement within 90 days of receipt of such agreement from the Company shall render the Option null and void ab initio.

6.6 Term of Option and Termination of Employment or Service.

(a) Term. The term of each Option shall be determined by the Administrator and stated in the Option Agreement. In the case of an Incentive Stock Option, the term shall not exceed ten (10) years from the date of grant or five (5) years from the date of grant in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary.

(b) Termination as Service Provider in General. If an Optionee ceases to be a Service Provider, other than due to the Optionee’s death or Disability or for Cause, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is exercisable on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee’s termination other than due to Cause, death or Disability. If, after termination, the Optionee does not exercise the exercisable portion of his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(c) Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is exercisable on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s termination. If, after termination, the Optionee does not exercise the exercisable portion of his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(d) Death of Optionee. If an Optionee dies while a Service Provider, the Option may be exercised following the Optionee’s death within such period of time as is specified in the Option Agreement to the extent that the Option is exercisable on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the Optionee’s designated beneficiary, provided such beneficiary has been designated prior to Optionee’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Optionee, then such Option may be exercised by the personal representative of the Optionee’s estate or by the person(s) to whom the Option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following Optionee’s death. If the exercisable portion of the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(e) Cause. Unless otherwise provided in the Option Agreement, upon an Optionee’s termination as a Service Provider for Cause, any outstanding Options, exercisable and unexercisable, shall terminate immediately as of the date of termination.

6.7 Conversion of ISO to NQSO. To the extent that all or part of an Incentive Stock Option is not exercised within the legal period for Incentive Stock Option tax treatment under code Section 422, the Incentive Stock Option shall automatically convert to an Nonqualified Stock Option for the remainder of the exercise period. In the event of any dispute, the Administrator shall have sole authority and discretion regarding determinations related to termination of as a Service Provider, and the Administrator’s determination shall be final and binding.

6.8 Option Exercise Price, Exercisability and Consideration.

(a) Exercise Price. Unless otherwise determined by the Administrator, and subject to (i) and (ii) below, the per Share exercise price of each Option shall be 100% of the Fair Market Value of a share of Common Stock on the date of grant.

(1) In the case of an Incentive Stock Option:

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.

6.9 Exercisability of Options. At the time an Option is granted, the Administrator shall establish the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised. Unless the Administrator specifies otherwise in the Option Agreement, each Stock Option shall become exercisable with respect to 25% of the Optioned Shares on each of the first, second, third and fourth anniversaries of the date of grant of the Option. If the Optionee ceases to be a Service Provider of the Company and its Parents and Subsidiaries, his or her rights with regard to all then unexercisable Options shall cease immediately. The Administrator may impose any other conditions, restrictions and contingencies on awards of Options. Such conditions, restrictions and contingencies may include a requirement of continuous service and/or the satisfaction of specified goals based on Performance Measures. The Administrator may designate a single Performance Measure or multiple Performance Measures as criteria for performance goals.

6.10 Accelerated Exercisability. The Administrator shall always have the right to accelerate the exercisability of any Option awarded under this Plan. The Administrator may elect, in its sole discretion, to waive any or all restrictions with respect to all or any portion of an Option at any time, provided that any such modification of the terms and conditions of an Option shall be subject to the provisions of Section 9.3 of the Plan (implemented as if it applied to modifications of an outstanding Option).

6.11 Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of:

(a) cash;

(b) check;

(c) other Shares which, in the case of Shares acquired directly or indirectly from the Company, (i) have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(d) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(e) any combination of the foregoing methods of payment; or

(f) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

6.12 Exercise of Option.

(a) Procedure for Exercise. Any Option granted hereunder shall be exercisable according to the terms of the Plan in accordance with procedures determined by the Administrator. Unless the Administrator specifies otherwise in the Option Agreement, an Optionee may exercise an Option for less than the full number of Shares subject to the Option. However, such exercise may not be made for less than 100 Shares or the total remaining Shares subject to the Option. The Administrator may in its discretion specify other Option terms, including restrictions on frequency of exercise and periods during which Options may not be exercised. An Option may not be exercised for a fraction of a Share.

(b) Payment of Exercise Price. An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, (ii) full payment for the Shares with respect to which the Option is exercised as provided in Section 6.11 of the Plan, and (iii) satisfaction of the conditions under Article X of the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Subject to the conditions of Article X of the Plan, the Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

6.13 Rights as a Stockholder. Until the Shares are issued (as evidenced by the appropriate entry on the stock ownership records of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Article VIII of the Plan.

ARTICLE VII

RESTRICTED STOCK

7.1 Eligibility and Grant. Restricted Stock may be granted to Service Providers. When the Administrator awards Restricted Stock under the Plan, it shall prepare (or cause to be prepared) a Restricted Stock Agreement that specifies the following terms:

(a) the name of the Recipient;

(b) the total number of shares of Common Stock to which the award of Restricted Stock pertains;

(c) a description of any restrictions applicable to the Restricted Stock;

(d) the manner in which the Restricted Stock will become nonforfeitable and transferable (and other restrictions lapse, if applicable), such as continuous service, time-based schedule, period and goals based on Performance Measures to be satisfied, etc., and which shall include, if applicable:

(1) the period over which performance is to be measured for vesting purposes, if any, which may be of a short-term or long-term duration;

(2) the specific goals based on Performance Measures upon satisfaction of which the Restricted Stock is to become vested and nonforfeitable, if any; and

(3) the specific dates as of which Performance Measures, if any, are to be measured;

(e) whether the awarded Restricted Stock is eligible for dividend credit (as provided in Section 7.10 below); and

(f) the date as of which the Administrator awarded the Restricted Stock.

7.2 Date of Grant. The date of grant of an award of Restricted Stock shall be, for all purposes, the date on which the Administrator formally takes action granting such Restricted Stock, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Recipient within a reasonable time after the date of such grant.

7.3 Maximum Number of Shares for Restricted Stock Awards. Subject to readjustment pursuant to Article VIII of the Plan, unless increased by amendment to the Plan and approved by the shareholders of the Company:

(a) except as provided in subsection (b)(ii) below, no Service Provider shall be granted, in any calendar year beginning with the 2004 calendar year, more than 600,000 shares of Restricted Stock; and

(b) in connection with his or her initial service, effective beginning in 2004, a Service Provider may be granted up to an additional 1,000,000 shares of Restricted Stock, which shall not count against the limit in subsection (b)(i) above.

7.4 Vesting of Restricted Stock. Unless the Administrator specifies in the Restricted Stock Agreement that an alternative vesting schedule shall apply, that other vesting requirements shall apply or that no vesting requirements shall apply, an award of Restricted Stock shall become 100% vested and nonforfeitable on the fifth (5th) anniversary of the date of grant if the Recipient is a Service Provider on that date, and before the fifth (5th) anniversary of the date of grant, no portion of the Restricted Stock shall be vested.

7.5 Other Requirements. The Administrator may impose any other conditions, restrictions and contingencies on awards of Restricted Stock. Such conditions, restrictions and contingencies may include a requirement of continuous service and/or the satisfaction of specified Performance Measures. The Administrator may designate a single Performance Measure criterion or multiple Performance Measure criteria for performance goal purposes. The Administrator may determine, in accordance with Section 5.4 of the Plan, whether such vesting requirements will conform with the requirements applicable to performance-based compensation under Code Section

162(m). The Restricted Stock Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

7.6 Accelerated Vesting. The Administrator shall always have the right to accelerate vesting of any Restricted Stock awarded under this Plan. The Administrator may elect, in its sole discretion, to waive any or all restrictions with respect to all or any portion of an award of Restricted Stock at any time.

7.7 Termination of Employment or Service. Unless the Administrator decides otherwise, except as provided in subsection (e) above, all shares of Restricted Stock that remain subject to restriction upon the Recipient’s termination of employment or service for any reason shall be forfeited by the Recipient.

7.8 Delivery of Restricted Stock.

(a) Issuance.

(1) Performance-Based Awards. When the Administrator awards Restricted Stock hereunder, to the extent that such Restricted Stock becomes vested and nonforfeitable only upon the satisfaction of specified goals based on Performance Measures as specified by the Administrator, the Company shall establish a bookkeeping account for the Recipient that shall accurately reflect the number of shares of Restricted Stock subject to the award. Subject to Article X below, upon vesting, such shares of Restricted Stock shall be converted into Common Stock and the Common Stock shall be issued to the Recipient. Any fractional share that becomes vested shall be rounded down to the nearest whole share.

(2) Other Awards. Subject to Article X below, in the case of Restricted Stock that does not require the satisfaction of specified goals based on Performance Measures as a condition of vesting, the Company shall issue the shares of Restricted Stock within a reasonable period of time after execution of the Restricted Stock Agreement. As long as any restrictions apply to the Restricted Stock, the shares of Restricted Stock may, in the Administrator’s discretion, be held by the Administrator in uncertificated form in a restricted account.

(3) Notwithstanding subsections (1) and (2) above, if any law or regulation requires the Company to take any action (including, but not limited to, the filing of a registration statement under the Securities Act of 1933, as amended, and causing such registration statement to become effective) with respect to such shares before the issuance thereof, then the date of delivery of the shares shall be extended for the period necessary to take such action.

(b) Legend. Unless the certificate representing shares of the Restricted Stock is deposited with a custodian (as described in subparagraph (iii) hereof), each certificate shall bear the following legend (in addition to any other legend required by law):

“The transferability of this certificate and the shares represented hereby are subject to the restrictions, terms and conditions (including forfeiture and restrictions against transfer) contained in Corautus Genetics Inc. 2002 Stock Plan and a Restricted Stock Agreement dated             ,             , between              and Corautus Genetics Inc. The Plan and the

Restriction Agreement are on file in the office of the Vice President of Finance & Administration of Corautus Genetics Inc.”

Such legend shall be removed or canceled from any certificate evidencing shares of Restricted Stock as of the date that such shares become nonforfeitable.

(c) As an alternative to delivering a stock certificate to the Recipient, the Administrator may deposit or transfer such shares electronically to a custodian designated by the Administrator. The Administrator shall cause the custodian to issue a receipt for the shares to the Recipient for any Restricted Stock so deposited. The custodian shall hold the shares and deliver the same to the Recipient in whose name the Restricted Stock evidenced thereby are registered only after such shares become nonforfeitable.

7.9 Rights as a Stockholder. Subject to Article X of this Plan, upon issuance of the shares of the Restricted Stock, the Recipient shall have immediate rights of ownership in the shares of Restricted Stock, including the right to vote the shares and the right to receive dividends with respect to the shares, notwithstanding any outstanding restrictions on the Restricted Stock.

7.10 Dividend Equivalents. If provided by the Administrator in the Restricted Stock Agreement with respect to Restricted Stock that is recorded in a bookkeeping account as provided in Section 7.8(a)(1) above, on each date on which a dividend is distributed by the Company on shares of Common Stock (whether paid in cash, Common Stock or other property), the Recipient’s Restricted Stock bookkeeping account shall be credited with an additional whole or fractional number of shares of Restricted Stock. The number of additional shares of Restricted Stock to be credited shall be determined by dividing the product of the dividend value times the number of shares of Restricted Stock standing in the Recipient’s account on the dividend record date by the Fair Market Value of the Common Stock on the date of the distribution of the dividend (i.e., dividend amount x number of whole and fractional Restricted Stock as of the dividend record date / Fair Market Value of Common Stock as of dividend distribution date). Accounts shall be maintained and determinations shall be calculated to three decimal places.

ARTICLE VIII

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, MERGER OR CHANGE IN CONTROL.

8.1 Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock that have been authorized for issuance under the Plan but as to which no Options or Restricted Stock have yet been granted or which have been returned to the Plan upon cancellation, termination, forfeiture or expiration of an Option, the number of Shares that may be added annually to the Plan pursuant to Section 3.1(d), and the number of shares of Common Stock as well as the price per share (if applicable) of Common Stock covered by each such outstanding Option or Restricted Stock award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. The number of shares available under the Plan or the number of shares of Common Stock subject to any outstanding awards shall be the next lower whole number of shares, so that fractions are rounded downward. The exercise price of outstanding options shall be rounded up to the nearest penny. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Restricted Stock award.

8.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option until ten (10) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option or issued pursuant to a Restricted Stock grant shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. Unvested Restricted Stock and unexercised Options will terminate immediately prior to the consummation of such proposed action.

8.3 Merger or Change in Control. In the event of a merger of the Company with or into another corporation, or a Change in Control, each outstanding Option and Restricted Stock award shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option or Restricted Stock award, the Optionee or Recipient shall fully vest in such Restricted Stock and have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option becomes fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee in writing or electronically that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period.

For the purposes of this Section 8.3, the Option or Restricted Stock award shall be considered assumed if, following the merger or Change in Control, the option or award confers the right to purchase or receive, for each Share of Restricted Stock upon vesting or each Share of Optioned Stock subject to the Option immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or vesting of Restricted Stock, for each Share subject to the Option or Restricted Stock, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

8.4 March, 2003 Reverse Stock Split. The numbers of shares in Article III, Section 6.3(c) and Section 7.3 of the Plan have been determined after and reflect the 1-for-7 reverse stock split that became effective March 10, 2003, with respect to the Common Stock.

ARTICLE IX

AMENDMENT AND TERMINATION OF THE PLAN.

9.1 Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

9.2 Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. In particular, the Company shall obtain stockholder approval of any Plan amendment which (i) increases the number of Shares available for issuance under the Plan, (ii) modifies the provisions regarding who is eligible to receive grants under the Plan, or (iii) materially revises the Plan.

9.3 Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee with respect to outstanding grants, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination. The Administrator may amend any Option Agreement or Restricted Stock Agreement that it previously has authorized under the Plan if the amended agreement is signed by the Company and the applicable Optionee or Recipient, except that an existing Option Agreement may not be amended to lower the exercise price of the Option.

ARTICLE X

CONDITIONS UPON ISSUANCE OF SHARES.

10.1 Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option or upon grant of Restricted Stock unless the exercise of such Option and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

10.2 Investment Representations. As a condition to the exercise of an Option or issuance of Restricted Stock, the Company may require the person exercising such Option or receiving Restricted Stock to represent and warrant at the time of any such exercise that the Shares are being purchased (or acquired, as applicable) only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

10.3 Tax Withholding. Upon a taxable transaction under the Plan, the Optionee or Recipient, as applicable, must pay to the Company an amount necessary to cover the minimum required income tax and other withholdings before the Company shall issue Common Stock under the Plan. The Participant may satisfy the withholding requirements by any one or combination of the following methods as permitted by the Company in its discretion:

(a) payment in cash;

(b) withholding from the Participant’s regular pay within the same calendar year for which the tax is due; or

(c) any other arrangement acceptable to the Company in its sole discretion.

ARTICLE XI

MISCELLANEOUS

11.1 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

11.2 Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

11.3 Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is amended and restated. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

11.4 No Employment or Service Rights. Neither the Plan nor any Option or Restricted Stock grant shall confer upon an Optionee any right with respect to continuing the Optionee’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Optionee’s right or the Company’s right to terminate such relationship at any time, with or without cause.

11.5 Governing Law. The Plan is governed by and shall be construed in accordance with the laws of the State of Georgia.

Revocable Proxy	CORAUTUS GENETICS INC. COMMON STOCK AND SERIES D PREFERRED STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Richard E. Otto, Robert T. Atwood and Jack W. Callicutt, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock and Series D Preferred Stock of Corautus Genetics Inc. (the “Company”) that the undersigned is entitled to vote at the 2004 Annual Meeting of Stockholders of the Company, to be held at the Technology Square-Research Building, 85 Fifth Street, NW, Room 132, Atlanta, Georgia 30308, on Friday, May 7, 2004, at 9:00 a.m., local time, and at any and all adjournments thereof, as indicated below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE BELOW-LISTED PROPOSALS

1)	Elect as directors the nine nominees listed below to serve until the 2005 Annual Meeting of Stockholders and until their successors are elected and qualified (except as marked to the contrary below):

☐ FOR ALL NOMINEES listed below	☐ WITHHOLD AUTHORITY to vote
(except as marked to the contrary below)	for all nominees listed below.

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.

Richard E. Otto, Robert T. Atwood, Eric N. Falkenberg, James C. Gilstrap, John R. Larson, Ronald L. Merriman, F. Richard Nichol, Ph.D., Ivor Royston, M.D. and Victor W. Schmitt.

2)	Approval of the proposal to amend and restate our 2002 Stock Plan, which will increase the maximum number of shares of common stock reserved for issuance thereunder, increase the number of shares of common stock added to the maximum number reserved for issuance each year, increase the annual grant limits and add provisions to permit grants of performance-based compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3)	Approval of the proposal to approve the sale and issuance, in one or more private placements, to certain investors on or before December 31, 2004, of up to 5,000,000 shares of our common stock at a purchase price to be determined at the time of the private placement, but in no event at a price more than 30% below the then current market value of our common stock and warrants to purchase up to an additional 2,500,000 shares of our common stock at an exercise price per share of no less than 110% of the then current market price of our common stock.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4)	Approval of the proposal to ratify the appointment of Ernst & Young LLP as independent accountants of the Company for the fiscal year ending December 31, 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting and any and all adjournments thereof.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED

POSTAGE-PAID ENVELOPE

(Continued, and to be signed and dated, on the reverse side)

(Continued from the other side)

PROXY—SOLICITED BY THE BOARD OF DIRECTORS

This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted “FOR” each of the proposals listed on the reverse side of this proxy card. If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the board of directors knows of no other business to be presented at the Annual Meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice to Jack W. Callicutt, Vice President, Finance and Administration, at 75 Fifth Street, NW, Suite 313, Atlanta, Georgia 30308, (2) by executing and delivering a proxy card bearing a later date or (3) by voting in person at the Annual Meeting.

Signature

Signature, if shares held jointly

Date: 2004

Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

Do you plan to attend the Annual Meeting in person?    ☐ YES    ☐ NO